Exhibit 2.2

AGREEMENT AND PLAN OF MERGER

Dated as of

April 22, 2005

FAIRPOINT COMMUNICATIONS, INC.

MJD VENTURES, INC.

FAIRPOINT BENTLEYVILLE CORPORATION

AND

BENTLEYVILLE COMMUNICATIONS CORPORATION

TABLE OF CONTENTS

TABLE OF CONTENTS

AGREEMENT AND PLAN OF MERGER

RECITALS

SECTION I. THE MERGER

1.1	SURVIVING CORPORATION.
1.2	CERTIFICATE OF INCORPORATION.
1.3	BYLAWS.
1.4	DIRECTORS.
1.5	OFFICERS.
1.6	EFFECTIVE DATE.
1.7	ADDITIONAL ACTION.
1.8	CONVERSION OF COMPANY COMMON STOCK.
1.9	ADJUSTMENTS TO MERGER CONSIDERATION.
1.10	CONVERSION OF ACQUISITION SUB COMMON STOCK.
1.11	DISSENTING SHARES.
1.12	SURRENDER OF SHARES; PAYMENT OF MERGER CONSIDERATION.

SECTION II. REPRESENTATIONS AND WARRANTIES OF COMPANY

2.1	ORGANIZATION AND CORPORATE POWER.
2.2	AUTHORIZATION AND NO CONTRAVENTION.
2.3	CAPITALIZATION; STOCKHOLDERS; SUBSIDIARY.
2.4	FINANCIAL STATEMENTS.
2.5	BUSINESS; FRANCHISES AND REGULATIONS.
2.6	TARIFFS: FCC LICENSES.
2.7	RATE BASE.
2.8	OVERBILLINGS; REFUNDS.
2.9	CAPITAL IMPROVEMENTS.
2.10	COMPLIANCE WITH LAW.
2.11	ABSENCE OF UNDISCLOSED LIABILITIES.
2.12	ABSENCE OF CERTAIN DEVELOPMENTS.
2.13	TITLE TO PROPERTIES.
2.14	TAX MATTERS.
2.15	INSURANCE.
2.16	CONTRACTS AND COMMITMENTS.
2.17	LITIGATION.
2.18	ENVIRONMENTAL MATTERS.
2.19	INVESTMENT COMPANY.
2.20	MARGIN SECURITIES.
2.21	EMPLOYEE BENEFIT PROGRAMS.
2.22	SOLVENCY.
2.23	BROKERS OR FINDERS.
2.24	CORPORATE RECORDS.
2.25	BOOKS OF ACCOUNT.
2.26	CERTAIN EMPLOYMENT MATTERS.

i

2.27	INTRACOMPANY CONTRACTS.
2.28	RESERVED.
2.29	CUSTOMERS.
2.30	MATERIALS AND SUPPLIES.
2.31	SCHEDULES OF THE TELEPHONE PLANT.
2.32	APPROVAL OF TRANSACTIONS.
2.33	ACCOUNTS RECEIVABLE.
2.34	DISCLOSURE.

SECTION III. REPRESENTATIONS AND WARRANTIES OF PARENT

3.1	ORGANIZATION AND CORPORATE POWER.
3.2	AUTHORIZATION AND NO CONTRAVENTION.
3.3	FINANCIAL CONDITION.
3.4	MJD VENTURES, INC.

SECTION IV. REPRESENTATIONS AND WARRANTIES OF ACQUISITION SUB

4.1	ORGANIZATION AND CORPORATE POWER.
4.2	AUTHORIZATION AND NO CONTRAVENTION.
4.3	CAPITALIZATION.

SECTION V. PARENT’S AND ACQUISITION SUB’S CONDITIONS OF MERGER

5.1	CERTIFICATE.
5.2	DELIVERY OF DOCUMENTS.
5.3	OPINION OF COMPANY’S COUNSEL.
5.4	COMPLIANCE WITH AGREEMENTS.
5.5	REGULATORY MATTERS.
5.6	LITIGATION.
5.7	PROPERTIES.
5.8	ADVERSE CHANGES.
5.9	DIRECTORS AND OFFICERS.
5.10	SETTLEMENT OF CLAIMS.
5.11	PAYMENT SCHEDULE.
5.12	DEBT.
5.13	EMPLOYEE MATTERS.
5.14	RIGHTS-OF-WAY.
5.15	OTHER THIRD PARTY CONSENTS.
5.16	DELIVERY OF MINUTE BOOKS.
5.17	ESTABLISHMENT OF ESCROW.
5.18	ALL PROCEEDINGS SATISFACTORY.
5.19	LIQUIDATION INVESTMENT SECURITIES.
5.20	DISSOLUTION OF BENTLEYVILLE TELEPHONE CORPORATION.
5.21	ENVIRONMENTAL MATTERS.
5.22	BONDS.
5.23	MID AMERICA COMPUTER CORPORATION.
5.24	LEASE.

SECTION VI. COMPANY’S CONDITIONS OF MERGER

6.1	CERTIFICATE.
6.2	DELIVERY OF DOCUMENTS.
6.3	COMPLIANCE WITH AGREEMENTS.

II

6.4	REGULATORY MATTERS.
6.5	LITIGATION.
6.6	SHAREHOLDER APPROVAL.
6.7	ESTABLISHMENT OF ESCROW.

SECTION VII. COVENANTS

7.1	REGULAR COURSE OF BUSINESS.
7.2	AMENDMENTS.
7.3	CAPITAL CHANGES.
7.4	DIVIDENDS.
7.5	EMPLOYEE MATTERS.
7.6	BORROWING.
7.7	PROPERTY.
7.8	OTHER CHANGES.
7.9	RIGHTS-OF-WAY.
7.10	COMPENSATION.
7.11	CONSENTS AND AUTHORIZATIONS.
7.12	ACCESS.
7.13	NOTICE OF TRANSFER.
7.14	PAYMENT OF TAX.
7.15	AGREEMENT TO DEFEND.
7.16	EMPLOYMENT AGREEMENTS.
7.17	FURTHER ASSURANCES.
7.18	CONSENTS.
7.19	NO SOLICITATION OR NEGOTIATION.
7.20	PUBLIC ANNOUNCEMENTS.
7.21	REGULATORY MATTERS.
7.22	ENVIRONMENTAL.
7.23	PAYMENT OF REGULATORY FEES.
7.24	TAX PERIODS; ALLOCATIONS OF INCOME AND LOSS.
7.25	CABLE FRANCHISE NOTICE/EXTENSION RENEWALS.
7.26	LEASE.
7.27	DEBT.
7.28	LITIGATION.
7.29	LIQUIDATION OF INVESTMENT SECURITIES.
7.30	DISSOLUTION OF BENTLEYVILLE TELEPHONE CORPORATION.
7.31	DELIVERY OF BONDS.
7.32	MID AMERICA COMPUTER CORPORATION.

SECTION VIII. CLOSING AND POST-CLOSING COVENANTS

8.1	TIME AND PLACE.

SECTION IX. SURVIVAL OF TERMS; INDEMNIFICATION

9.1	SURVIVAL; LIMITATIONS.
9.2	ESCROW OF LIQUID ASSETS.
9.3	INDEMNIFICATION BY THE SHAREHOLDERS.
9.4	INDEMNIFICATION BY PARENT.
9.5	THIRD PARTY CLAIMS.
9.6	OTHER CLAIMS.
9.7	CONTINUED LIABILITY FOR INDEMNITY CLAIMS.

III

SECTION X. DEFINITIONS

SECTION XI. GENERAL

11.1	TERMINATION.
11.2	AMENDMENTS, WAIVERS AND CONSENTS.
11.3	GOVERNING LAW; CONSENT TO JURISDICTION.
11.4	SECTION HEADINGS.
11.5	NOTICES AND DEMANDS.
11.6	COUNTERPARTS.
11.7	SEVERABILITY; COMPLETE AGREEMENT.
11.8	EXPENSES.
11.9	ASSIGNMENT.
11.10	ACCOUNTING TERMS.
11.11	PARTIES.
11.12	ARBITRATION.
11.13	COOPERATION WITH SEC FILINGS.

iv

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (“Agreement”) is made this 22nd day of April by and among BENTLEYVILLE COMMUNICATIONS CORPORATION, a Pennsylvania corporation (the “Company”), FAIRPOINT COMMUNICATIONS, INC., a Delaware corporation (“FairPoint”), MJD VENTURES, INC., a Delaware corporation (“Parent”), and FAIRPOINT BENTLEYVILLE CORPORATION, a Pennsylvania corporation (“Acquisition Sub”).

RECITALS

A.  The respective Boards of Directors of FairPoint, Parent, and Acquisition Sub on April         , 2005 and the Company, on April         , 2005, have approved the merger of Acquisition Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth herein, as a result of which Acquisition Sub will be merged into the Company and the shareholders of the Company (other than shareholders who perfect dissenter rights) will be entitled to receive the consideration provided in this Agreement.

B.  The Board of Directors of the Company has directed that this Agreement and the Plan of Merger be submitted to the holders of Company Common Stock (the “Shareholders”) for their approval.

C.  Upon approval of this Agreement and the Merger by the Shareholders, certain Shareholders who collectively hold at least two-thirds of the outstanding shares of Company Common Stock will enter into a Shareholder Agreement with Company and Parent in the form attached hereto as Exhibit A (the “Shareholder Agreement”).

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, covenants and agreements contained herein, FairPoint, Parent, Acquisition Sub and the Company intending to be legally bound hereby agree as follows:

SECTION I.                               THE MERGER

1.1                                 Surviving Corporation.  In accordance with the provisions of this Agreement, the Merger and the Business Corporation Law of the Commonwealth of Pennsylvania (“PA BCL”), at the Effective Date (as defined in Section 1.6), Acquisition Sub shall be merged with and into the Company, and the Company shall be the surviving corporation in the Merger (hereinafter sometimes called the “Surviving Corporation”).  At the Effective Date, the separate existence of Acquisition Sub shall cease.

1.2                                 Certificate of Incorporation.  As of the Effective Date, the Certificate of Incorporation of the Company immediately prior to the Effective Date shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended as otherwise provided by law or in such Certificate of Incorporation.

1.3                                 Bylaws.  The Bylaws of the Acquisition Sub as in effect at the Effective Date shall be the Bylaws of the Surviving Corporation, until thereafter amended or repealed as provided by law.

1.4                                 Directors.  The directors of Acquisition Sub at the Effective Date shall, from and after the Effective Date, be the directors of the Surviving Corporation and shall hold office from the Effective Date until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

1.5                                 Officers.  The officers of Acquisition Sub at the Effective Date shall, from and after the Effective Date, be the officers of Surviving Corporation and they shall hold office from the Effective Date until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

1.6                                 Effective Date.  The Merger shall become effective at the time of filing of the Articles of Merger with the Department of State of the Commonwealth of Pennsylvania in accordance with Section 1927 of the PA BCL or, if later, the time specified in the Articles of Merger.  The Articles of Merger shall be filed with the Secretary of State of the Commonwealth of Pennsylvania on the Closing Date (as defined in Section 8.1 hereof).  The date when the Merger becomes effective is herein referred to as the “Effective Date”.

1.7                                 Additional Action.  If, at any time after the Effective Date, the Surviving Corporation determines that any deeds, bills of sale, assignments, assurances or any other acts or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, properties or assets of the Company or its Subsidiary acquired or to be acquired by reason of, or as a result of, the Merger, or otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors shall be authorized to execute and deliver, in the name and on behalf of the Company and its Subsidiary, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of the Company and its Subsidiary, all such other acts and things necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to or under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

1.8                                 Conversion of Company Common Stock.

(a)                                  Each share of the Company’s common stock (the “Company Common Stock”), actual issued and outstanding the Effective Date (except for Dissenting Shares, as defined in Section 1.11) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive from the Parent cash in an amount equal to the quotient obtained by dividing $10,992,800 (the “Merger Consideration”) as adjusted in accordance with Section 1.9 (the “Adjusted Merger Consideration”) by the number of shares of Company Common Stock actually issued and outstanding at the Effective Date.  As of the Effective Date, and except as otherwise provided in Section 1.11, no shares of Company Common Stock shall be outstanding and all such shares shall automatically be canceled and retired and shall cease to exist, and each holder with a certificate representing any shares of

Company Common Stock shall cease to have any rights with respect thereto, except the right to receive such holder’s pro-rata portion of the Adjusted Merger Consideration payable therefor upon the surrender of such Company Common Stock certificate in accordance with Section 1.12 hereof, without interest.

(b)                                 Any share of Company Common Stock held by Parent or in the Company’s treasury at the Effective Date shall, by virtue of the Merger, be canceled without payment of any consideration therefor and without any conversion thereof.

1.9                                 Adjustments to Merger Consideration.

(a)                                  The Merger Consideration shall be increased or decreased, as the case may be, by the dollar amount that the Net Cash exceeds or is less than, as the case may be, $1,548,856 as of the Closing Date.  Net Cash shall be defined as the total of the consolidated cash and cash equivalents of the Company, minus the consolidated current and long term indebtedness of the Company.  The Net Cash shall be determined in accordance with GAAP and this Section 1.9.  The Company, in conjunction with its accountant and subject to the review and approval of Parent, shall prepare and deliver to Parent, not less than ten (10) days prior to Closing, a statement setting forth its good faith estimates of the Net Cash as of the Closing Date (the “Estimated Closing Statement”).  The Estimated Closing Statement (i) will be prepared based upon the good faith estimate of the Net Cash of the Company on a consolidated basis on the Closing Date, (ii) will be prepared in accordance with the books of account and records of the Company and its Subsidiary, (iii) will be prepared in accordance with GAAP and the Company’s past practices consistent with its historical financial statements, but adjusted to reflect the specific definitions set forth in Section X  DEFINITIONS hereof, and (iv) will present fairly and accurately a good faith estimate of the Company’s consolidated financial position as of the Closing Date.  The Merger Consideration shall be preliminarily adjusted based on the Estimated Closing Statement (as preliminarily adjusted, the “Initial Merger Consideration”).  Within 90 days after the Closing Date, Parent (at its expense) will prepare and deliver to the Shareholder Representative a statement setting forth its good faith determination of the Net Cash as of the Closing Date (the “Proposed Closing Statement”).  The Proposed Closing Statement (i) will be prepared based upon a consolidated basis on the Closing Date, (ii) will be in accordance with the books of account and records of the Company and its Subsidiary, (iii) will be prepared in accordance with GAAP and the Company’s past practices consistent with its historical financial statements, but adjusted to reflect the specific definitions set forth in Section X DEFINITIONS hereof, and (iv) will present fairly and accurately the Company’s consolidated financial position as of the Closing Date.  To illustrate the application of the concepts set forth in this Section 1.9(a), a pro forma calculation of the Adjusted Merger Consideration based upon a hypothetical closing as of December 31, 2004 is attached hereto as Exhibit B and made a part hereof.  At the Shareholder’s expense, representatives of the Shareholders may examine the work papers of the Parent developed in connection with preparing the Proposed Closing Statement.

(b)                                 The Final Closing Statement will be finally determined as provided by this Section 1.9(b) (whereupon all references herein to the “Final Closing Statement” will mean the same as so finally determined).  Within thirty (30) days after receipt of the Proposed Closing Statement, the Shareholder Representative will deliver, on behalf of the Company’s shareholders, written objections to the Proposed Closing Statement (if any) to Parent.  To the extent that the Shareholder Representative fails to deliver any such objections within such 30-day period, the Proposed Closing Statement (or such undisputed item(s) thereof) will be deemed the Final Closing Statement and binding upon all parties for all purposes.  If the Shareholder Representative delivers any such objection, Shareholder Representative and Parent will use their respective best efforts to resolve such dispute(s) promptly by mutual agreement, in writing, and any such mutually agreed resolution will be final and binding upon all parties for all purposes.  Failing mutually agreed resolution of any such dispute(s) within ten (10) days of delivery of any such objection, the Shareholder Representative, on behalf of the Company’s shareholders, and Parent will then each have the right to require that such dispute(s) be submitted to an independent third-party national accounting firm chosen by the Shareholder Representative and Parent for computation or verification in accordance with the provisions of this Agreement.  Such firm’s resolution of such dispute(s), which will be delivered to Parent and the Shareholder Representative within thirty (30) days after submission to such firm, will be final and binding upon all parties for all purposes, and such firm’s fees and expenses therefor will be borne equally by the parties hereto.

(c)                                  If the Adjusted Merger Consideration as calculated in accordance with the Final Closing Statement is less than the Initial Merger Consideration, then the amount of such difference, but only to the extent available from the Escrow Amount, shall be refunded to Parent from the Escrow Amount with same day funds within ten (10) days of the final determination of the Final Closing Statement by the Escrow Agent.  If the Adjusted Merger Consideration as calculated in accordance with the Final Closing Statement exceeds the Initial Merger Consideration, then the difference will be paid by Parent to the Shareholders, both in the same manner and in the same percentages as the Initial Merger Consideration was paid with same day funds within ten (10) days of the final determination of the Final Closing Statement.  Under no circumstances will the Shareholders be requested to reimburse Parent if the Adjusted Merger Consideration as calculated in accordance with the Final Closing Statement is less than the Initial Merger Consideration by an amount more than the Escrow Amount.

1.10                           Conversion of Acquisition Sub Common Stock.  Each share of common stock of Acquisition Sub (the “Acquisition Sub Common Stock”) issued and outstanding at the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchangeable for one fully paid and nonassessable share of common stock of the Surviving Corporation (the “Surviving Corporation Common Stock”).  From and after the Effective Date, each outstanding certificate theretofore representing shares of Acquisition Sub Common Stock shall be deemed for all purposes to evidence ownership of, and to represent the number of shares of, Surviving Corporation Common Stock into which such shares of Acquisition Sub Common Stock shall have been converted.

1.11                           Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding on the Effective Date which are held of record by shareholders who shall not have voted such shares in favor of the Merger and who shall have properly exercised rights to demand payment of the fair value of such shares in accordance with Section 1930 of the PA BCL (the “Dissenting Shares”) shall not be converted into the right to receive any portion of the Adjusted Merger Consideration, but the holders thereof instead shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 1930 of the PA BCL (the “Dissenting Consideration”); provided, however, that if such a holder subsequently delivers an effective written withdrawal of such notice or such holder shall otherwise lose his or her rights to dissent, then in either of such cases, each share of Company Common Stock held of record by such holder or holders shall automatically be converted into and represent only the right to receive the Adjusted Merger Consideration, upon the surrender of the certificate or certificates representing such Dissenting Shares.  The Company shall give Parent prompt notice of any demands received by the Company for payment of the fair value of such shares, and Parent shall have the right to participate in all the negotiations and proceedings with respect to such demands.  The Company shall not, except with the prior written consent of Parent, make any payment (except to the extent that any such payment is made pursuant to a court order) with respect to, or settle or offer to settle, any such demands.

1.12                           Surrender of Shares; Payment of Merger Consideration.

(a)                                  At the Closing, from the Initial Merger Consideration, Parent shall (i) deposit Four Hundred Fifty Thousand Dollars ($450,000.00) (the “Escrow Amount”) with a mutually agreeable escrow agent (the “Escrow Agent”), to be held and released by the Escrow Agent pursuant to the terms and conditions set forth in an escrow agreement which shall be substantially in the form of Exhibit C hereto (“Escrow Agreement”) and (ii) if applicable, deposit the Remediation Escrow with the Remediation Escrow Agent pursuant to Section 7.22.  The remainder of the Initial Merger Consideration shall be delivered to the Shareholders pro rata in accordance with subparagraph (b) hereafter.  The foregoing payments shall be made in accordance with a schedule to be provided by the Company and certified by the President and Controller at least ten (10) days prior to the Closing Date (the “Payment Schedule”).

(b)                                 Upon surrender to Parent of a properly endorsed Company Common Stock certificate representing each of the shares of Company Common Stock (each, a “Certificate”) or an affidavit of loss stating that the holder of the Certificate has lost such Certificate, together with an indemnity agreement providing for indemnification of the Company, Parent and Surviving Corporation for any loss, damage or other expense resulting from a third party having a claim to such Certificate or the shares of stock underlying such Certificate (“Affidavit”), the holder of such Certificate or Affidavit shall be entitled to receive in exchange for each share of Company Common Stock represented by such Certificate or subject to the Affidavit, as the case may be, the portion of the Adjusted Merger Consideration indicated on the Payment Schedule, and such Certificate shall forthwith be canceled (if a Certificate is presented) and the records of the Company shall be modified accordingly upon receipt by the holder of such Certificate or Affidavit, as the case may be, of the indicated portion of the Initial Merger Consideration.  Such surrender of Certificates and Affidavits to Parent shall be made at Closing in exchange for the appropriate portion of the Initial Merger Consideration.  No interest will be paid or accrued on any portion of the Adjusted Merger Consideration payable upon the surrender of such Certificates or Affidavits.

(c)                                  If payment is to be made to a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition of payment of the relevant portion of the Adjusted Merger Consideration that the Certificate so surrendered be properly endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, with signature guaranteed, and is otherwise in proper form for transfer, and that the Person requesting such payment shall pay any transfer or other taxes required by law as a result of such payment to a Person other than the record holder of the Certificate surrendered, or shall establish to Parent’s satisfaction that such tax has been paid or is not applicable.

(d)                                 After the Effective Date, there shall be no further transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock, which are outstanding at the Effective Date.  If, after the Effective Date, Certificates are presented to the Surviving Corporation for transfer, they shall be canceled and there shall be issued to the transferee in exchange for each share of Company Common Stock the portion of the Adjusted Merger Consideration indicated on the Payment Schedule.

(e)                                  The consideration payable upon the surrender for exchange of Certificates in accordance with the terms of this Section I shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Date.  If, after the Effective Date, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section I.

SECTION II.                           REPRESENTATIONS AND WARRANTIES OF COMPANY

The Company hereby represents and warrants to Parent and Acquisition Sub that:

2.1                                 Organization and Corporate Power.  Each of the Company and its Subsidiary (a) is a corporation duly organized, validly existing and in good standing with perpetual duration under the laws of its state of incorporation as specified in Schedule 2.1 attached hereto, (b) is qualified to do business as a foreign corporation in each jurisdiction in which such qualification is required and (c) has all required corporate power and authority to own its property and to carry on its business as presently conducted or contemplated.  Subject to (i) the receipt of required PPUC and FCC approvals (if any are required), and (ii) the approval of any governmental authorities with respect to any cable system owned, operated, or controlled by the Company or its Subsidiary, each of the Company and its Subsidiary has all required corporate power and authority to enter into and perform this Agreement and the Related Documents, and generally to carry out the transactions contemplated hereby and by the Related Documents.  The copies of the charter and Bylaws of each of the Company and its Subsidiary, as amended to date, which have been delivered by Company to Parent, are correct and complete at the date hereof.  Except as provided in Schedule 2.1, neither the Company nor its Subsidiary is in violation of any term of its charter or Bylaws, or any agreement, franchise, instrument, judgment, decree, order, law, statute, ordinance, rule or government regulation applicable to it.

2.2                                 Authorization and No Contravention.  The execution and delivery of, and performance by the Company of its obligations under, this Agreement and the Related Documents have been duly authorized by the Company’s Board of Directors and except as may otherwise be specifically provided in this Agreement, each of this Agreement and the Related Documents constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally, and general principles of equity and the general availability of equitable remedies.  The Company’s execution and delivery of this Agreement and the Related Documents, and its respective performance of the transactions contemplated hereby and thereby, will not:  (i) except as set forth on Schedule 2.2, violate, conflict with or result in a default under any contract, instrument, agreement, license, indenture, obligation or commitment to which the Company or its Subsidiary is a party or by which its assets, or any of their assets, are bound, or any charter provision or Bylaw of the Company or its Subsidiary, or the creation of any lien, charge or encumbrance of any nature upon any of the properties or assets of the Company or its Subsidiary except pursuant to this Agreement and the agreements contemplated hereby; (ii) violate or result in a violation of, or constitute a default under, any provision of any law, statute, ordinance, regulation, franchise or rule, or any decree, judgment or order of, or any restriction imposed by, any court or other federal, state or local governmental agency; or (iii) except as set forth on Schedule 2.2, require any notice to, filing with, or consent or approval of any governmental authority or other third party.

2.3                                 Capitalization; Stockholders; Subsidiary.  The authorized and issued capital stock of the Company and its Subsidiary as of the date hereof is as set forth in Schedule 2.3.  All of the presently issued shares of capital stock of the Company and its Subsidiary have been duly and validly authorized and issued in accordance with all applicable federal and state laws and are fully paid and non-assessable.  No dividends or other distributions are owed by the Company and/or its subsidiaries in connection with any of the Capital Stock.  Neither the Company nor its Subsidiary has issued any other shares of its capital stock and there are no outstanding warrants, options or other rights to purchase or acquire any of such shares, nor any outstanding securities convertible into such shares or outstanding warrants, options or other rights to acquire any such convertible securities.  Except as set forth on Schedule 2.3, there are no preemptive rights with respect to the issuance or sale by the Company, or its Subsidiary of the Company’s or its Subsidiary’s capital stock.  Except as disclosed in Schedule 2.3, the Company knows of no restrictions on the transfer of the Company’s or its Subsidiary’s capital stock other than those arising from federal and state securities laws or under this Agreement.  Except as set forth in Schedule 2.3, there are no rights of first refusal, rights of first offer or such other similar rights with respect to any of the securities of the Company or the Company’s Subsidiary.  The outstanding shares of capital stock of the persons identified in Schedule 2.3 are held in the amounts indicated therein.  Except as set forth in Schedule 2.3, the Company has no Subsidiaries and neither the Company nor its Subsidiary has any investments in, or loans or advances to, any other corporation, trust, partnership or business entity and is not a party to any joint venture.  Neither the Company nor its Subsidiary has any current liability or any potential liability to any Person with respect to any investment held by either the Company or its Subsidiary.  There are no equity equivalents, interests in the ownership or earnings, or other similar rights of or with respect to the Subsidiary of the Company.  All of the outstanding securities of the Subsidiary of the Company are owned of record and beneficially by the Company, free and clear of any Liens with respect thereto, except for restrictions on transfer imposed by federal and state laws.  There are no voting trusts or other agreements or understandings with respect to the voting of any shares of the stock of the Company or its Subsidiary.

2.4                                 Financial Statements.  Attached hereto as Schedule 2.4 are the Company’s consolidated and consolidating reviewed statements of operations, cash flow and stockholders’ equity and the related balance sheets as of and for the fiscal years ended December 31, 2003 and December 31, 2004 together with all notes and schedules thereto (the balance sheet, dated as of December 31, 2004, is herein referred to as the “Base Balance Sheet”) and the unaudited balance sheet and related statement of income for the Company for the period ending February 28, 2005 (the foregoing unaudited statements with all monthly unaudited statements delivered hereafter are herein referred to as the “Unaudited Financial Statements”).  Except as set forth in the Base Balance Sheet the Unaudited Financial Statements or on Schedule 2.11, neither the Company nor its Subsidiary has any contingent obligations, liabilities or forward or long-term commitments.

The foregoing financial statements have been prepared (i) to the extent required, in accordance with the rules and regulations of the PPUC and the FCC, (ii) in accordance with the books and records of the Company, and (iii) in accordance with generally accepted accounting principles applied on a consistent basis.  All such financial statements fairly represent the financial condition of the Company and its Subsidiary as of the date thereof, and are true and correct as of the date thereof.  Nothing has come to the attention of the Company since such dates which would indicate that such financial statements were not true and correct.

2.5                                 Business; Franchises and Regulations.  Except as set forth in Schedule 2.5, the Company and its Subsidiary has ownership of and/or the right to use (i) all franchises, permits, registrations, licenses (other than FCC Licenses) and other authorizations required by applicable law or regulation, and (ii) all patent, copyright, trademark, and other rights and privileges, in the case of both (i) and (ii) used or useful in their respective businesses as presently conducted, or contemplated to be conducted, or required or necessary to permit it to own its properties and to conduct its business as presently conducted or contemplated to be conducted and neither their present nor contemplated activities infringe any such patent, copyright, trademark or other proprietary rights of others.  Schedule 2.5 correctly sets forth all of the franchises, authorizations, permits, registrations and licenses (other than FCC Licenses) which are held by the Company and its Subsidiary (the “Company Authorizations”) and correctly sets forth the issuer and termination or expiration date of each Company Authorization.  Each Company Authorization was duly and validly issued by the issuer thereof to the Company or its Subsidiary pursuant to procedures that complied with all requirements of applicable law.  Each Company Authorization or other right held by the Company or its Subsidiary is in full force and effect, free of any Lien, charge or encumbrance of any nature, and are not subject to any restrictions or conditions which, individually or in the aggregate, would impair the ability of the Company and its Subsidiary to own their respective properties and to carry on their respective businesses as presently conducted or contemplated to be conducted, and the Company and its Subsidiary are in compliance with the terms thereof with no conflict with the valid rights of others which could affect or impair in any manner the business, assets or condition, financial or otherwise, of the Company and its Subsidiary taken as a whole except as set forth in Schedule 2.5.  No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any Company Authorization, except as set forth in Schedule 2.5.  No proceedings to terminate, revoke, refuse, renew, modify or restrict such Company Authorizations are pending or, to the knowledge of the Company, threatened.  No Company Authorization authorizing the installation, construction, development, ownership or operation of a cable television system by the Company or its Subsidiary has been surrendered or has expired or otherwise terminated without the issuance of a replacement Company Authorization to the Company or its Subsidiary.

Except as described on Schedule 2.10, the Company has timely and properly made all filings and reports required by the PPUC, the FCC and all other regulatory entities having jurisdiction over the Company or its Subsidiary.

2.6                                 Tariffs: FCC Licenses.

(a)                                  The regulatory tariffs applicable to the Company and its Subsidiary stand in full force and effect in accordance with their terms, and there is no outstanding notice of suspension, cancellation or termination or, to the Company’s knowledge, any threatened suspension, cancellation or termination in connection therewith.  Except as otherwise disclosed on Schedule 2.6, neither the Company nor its Subsidiary is subject to any restrictions or conditions applicable to its regulatory tariffs that limit or would limit the operations of the Company or its Subsidiary (other than restrictions or conditions generally applicable to tariffs of that type).  Each such tariff has been duly and validly approved by the appropriate regulatory agency.  Except as otherwise disclosed on Schedule 2.6, neither the Company nor its Subsidiary is in violation under the terms and conditions of any such tariff, and there is no basis for any claim of violation by the Company or its Subsidiary under any such tariff.  There are no applications by the Company or its Subsidiary, nor any complaints or petitions, or other filings by others, or proceedings pending or, to the knowledge of the Company, threatened, before the PPUC or the FCC relating to the Company or its Subsidiary, or their respective operations or regulatory tariffs.  To the knowledge of the Company, there are no violations by subscribers or others under any such tariff.  Each tariff applicable to the Company or its Subsidiary has been listed on Schedule 2.6 and a true and correct copy has been made available to Parent.

(b)                                 Schedule 2.6 correctly sets forth all of the FCC Licenses held by the Company or its Subsidiary and correctly sets forth the expiration or termination date of each FCC License.  The Company and its Subsidiary hold all FCC Licenses required by applicable law or regulation, or which are used or useful in their respective businesses as presently conducted or as contemplated to be conducted.  Except as disclosed on Schedule 2.6, each such FCC License was duly and validly issued to the Company or its Subsidiary pursuant to procedures which complied with all requirements of applicable law.  Each FCC License is in full force and effect in accordance with its terms, and there is no outstanding notice of cancellation or termination or, to the knowledge of the Company, any threatened cancellation or termination in connection therewith nor are any of such FCC Licenses subject to any restrictions or conditions that limit the operations of the Company or its Subsidiary (other than restrictions or conditions generally applicable to licenses of that type).  No proceedings to revoke, refuse to renew, modify or restrict such FCC Licenses are pending or, to the knowledge of the Company, threatened.  The Company has no reason to believe that any of the FCC Licenses (i) could be revoked, canceled or suspended, and (ii) would not be renewed or extended in the ordinary course of business.  The transactions contemplated by this Agreement shall not cause Company’s study area to change.  Company is currently an average schedule company and Company does not know of any reason such study area or average schedule company status shall not continue to be available to the Surviving Corporation after the Closing Date.

2.7                                 Rate Base.  Except for amounts that are disallowed or excluded due to regulation applied generically to all local exchange carriers, neither the Company nor its Subsidiary has any material amount of inventory, plant or equipment that has been disallowed from rate base or excluded from the revenue calculations for any pool and neither the Company nor its Subsidiary has received notification that the FCC or any state regulatory authority or pool administrator proposes to exclude any assets from rate base or revenue calculations for the pools.

2.8                                 Overbillings; Refunds.  Except as set forth on Schedule 2.8, neither the Company nor its Subsidiary has any liabilities for any customer or inter-exchange or toll carrier overbillings or prospective refunds of overearnings in excess of one thousand dollars ($1,000).

2.9                                 Capital Improvements.  Except as set forth on Schedule 2.9, neither the Company nor its Subsidiary is required by any federal, state or local regulatory body to make any changes, upgrades or enhancements with respect to its physical plant and neither the Company nor its Subsidiary has reason to believe that any such changes, upgrades or enhancements will be so required in the foreseeable future.  Except as set forth on Schedule 2.9, neither the Company nor its Subsidiary has any outstanding contracts or commitments for capital expenditures.  Schedule 2.9 includes a list, as of February 28, 2005, of all disbursements on account of capital investments by Company and its Subsidiary since December 31, 2004.  Schedule 2.9 contains the Company’s and its Subsidiary’s 2004 detailed actual capital expenditures.

2.10                           Compliance with Law.  Except as set forth in Schedule 2.10, each of the Company and its Subsidiary has been and is in compliance with all applicable statutes, laws, ordinances, regulations, franchises, rules, governmental policies, policy statements or orders of any foreign, federal, state or local government or any governmental department or agency (including without limitation, the PPUC and the FCC), and any judgment, ruling, decree or order of any court, administrative agency or tribunal or any arbitrator or arbitral panel or tribunal applicable to its business or operations; and the conduct of the Company’s and its Subsidiary respective businesses has been and is in compliance with all federal, state and local energy, public utility, health, wage and hour (including but not limited to the Fair Labor Standards Act), employment, workplace or worker safety and health, including but not limited to OSHA, and environmental requirements and all other federal, state and local governmental regulatory requirements and policies (including without limitation, requirements and policies of the PPUC and the FCC).  The Company and its Subsidiary have all permits, licenses, registrations, franchises and other authorizations from, and have made all necessary filings with, all governmental agencies, including the PPUC and the FCC, required to conduct their businesses as now being conducted or as contemplated to be conducted.

2.11                           Absence of Undisclosed Liabilities.  Except as otherwise specifically disclosed in the Base Balance Sheet, the Unaudited Financial Statements or as set forth in Section 2.4 or on Schedule 2.11, neither the Company nor its subsidiaries have any accrued or contingent liability or liabilities arising out of any transaction or state of facts existing prior to the date hereof.

2.12                           Absence of Certain Developments.  Except as specifically disclosed in Schedule 2.12, since December 31, 2004 there has been (i) no material adverse change in the assets, liabilities, properties, business, results of operations or financial condition of the Company or its Subsidiary, (ii) no declaration, setting aside or payment of any dividend or other distribution with respect to, or any direct or indirect redemption or acquisition of, any of the capital stock of the Company or its Subsidiary, (iii) no waiver of any valuable right of the Company or its Subsidiary or the cancellation of any debt or claim held by the Company or its Subsidiary (including any settlement of any claims or litigation), (iv) no loan by the Company or its Subsidiary to any officer, director, employee or stockholder of the Company or its Subsidiary, or any agreement or commitment therefor, (v) no increase, direct or indirect, in the compensation paid or payable to any officer, director, employee, person or entity performing services as an independent contractor, consultant or agent of the Company or its Subsidiary outside of the ordinary course of business, (vi) no loss, destruction or damage to any property of the Company or its Subsidiary, whether or not insured in excess of $10,000 in the aggregate, (vii) no strikes, work stoppages, slow downs, lockouts, union organizing or recognition efforts, grievance procedures, claims of unfair labor practices or similar incidents of significant labor difficulty of any nature whatsoever involving the Company or its Subsidiary and no material change in the personnel of the Company or its Subsidiary or the terms and conditions of any collective bargaining agreements, employment contracts or independent contractor or consulting agreements to which any of them are parties, (viii) no acquisition or disposition of any assets (or any contract or arrangement therefor) nor any other transaction by the Company or its Subsidiary otherwise than in the ordinary course of business, (ix) no creation, incurrence, guarantee or assumption of any indebtedness by the Company or its Subsidiary for borrowed money (other than pursuant to existing credit facilities), (x) no amendment, cancellation or termination of any contract, license or other instrument material to the Company or its Subsidiary, (xi) no change in accounting methods or practices by the Company or its Subsidiary affecting their respective assets, liabilities or business, (xii) no revaluation by the Company or its Subsidiary of any of their respective assets, including without limitation, writing off notes or accounts receivable, (xiii) no mortgage, pledge or other encumbrance of any material assets of the Company and its Subsidiary, (xiv) no increase or change in any assumptions underlying or methods of calculating any bad debt, contingency or other reserves, other than in the ordinary course of business, and (xv) no payment, discharge or satisfaction of any liabilities other than the payment, discharge or satisfaction (1) in the ordinary course of business and consistent with the past practice of liabilities reflected or reserved against in the Base Balance Sheet or incurred in the ordinary course of business and consistent with the past practice since December 31, 2003, and (2) of other liabilities involving $15,000 or less singly and $25,000 or less in the aggregate.

2.13                           Title to Properties.

(a)                                  Except as specifically disclosed on Schedule 2.13, the Company and its Subsidiary has good and marketable title to, or in the case of leased property have valid leasehold interests in, all of its properties and assets, free and clear of all mortgages, Liens, restrictions or encumbrances.  All owned or leased real property of the Company and its Subsidiary is described on Schedule 2.13.  A true copy of each deed for each parcel of real property owned by the Company or its Subsidiary and each lease to which the Company or its Subsidiary is a party, is listed on Schedule 2.13 and has been delivered by the Company to Parent.  Each lease is in full force and effect and affords the Company or the Subsidiary, as the case may be, peaceful and undisturbed possession of the subject matter of such lease.  No default or event of default on the part of the Company or its Subsidiary or, to the knowledge of the Company, on the part of the lessor, exists under any lease, and neither the Company nor its Subsidiary has received any notice of default under any such lease or any indication that the owner of the leased property intends to terminate such lease, and, no event has occurred which with notice or the lapse of time, or both, would constitute a default under any such lease.  Except as specifically disclosed on Schedule 2.13, each of the Company and its Subsidiary holds all easements, rights-of-way and other rights necessary to own, operate and maintain its physical plant and, is not in breach of, or default under, any such easement, right-of-way or other right and there are not any burdensome limitations or obligations on the Company or its Subsidiary under any such easement, right-of-way or other right.  A listing of all easements and rights-of-way is provided on Schedule 2.13.

(b)                                 Except as set forth on Schedule 2.13, neither the Company nor its Subsidiary is in violation of any zoning, land-use, building or safety law, ordinance, regulation or requirement or other law or regulation applicable to the operation of its owned or leased properties, nor has it received any notice of violation with which it has not complied, in any case in which the consequences of such violation if asserted by the applicable regulatory authority would be adverse with respect to the Company or its Subsidiary.  All real property owned or leased and all tangible personal property owned or leased by the Company and its Subsidiary taken as a whole and required for the purpose of carrying on its business and operations, is in good operating condition and repair, reasonable wear and tear excepted, and no portion of any such real or personal property has suffered any damage by fire or other casualty which has not heretofore been completely repaired and restored to its original condition to the extent necessary or useful in the continued operation of its business.

2.14                           Tax Matters.

(a)                                  Except as set forth on Schedule 2.14, the Company and its subsidiaries have timely filed all Tax Returns that they were required to file, and have paid all Taxes owed (whether or not shown on any Tax Return).  All such Tax Returns are complete, true and correct in all respects.  All Taxes owed by any affiliated group of which Company and its subsidiaries have at any time been a member (whether or not shown on any Tax Return) have been paid for each taxable period which Company or its subsidiaries were a member of the affiliated group.  Except as set forth on Schedule 2.14, neither the Company nor its subsidiaries currently are the beneficiary of any extension of time within which to file any Tax Return.

(b)                                 Except as set forth on Schedule 2.14, there is no dispute or claim concerning any Tax liability of the Company and its subsidiaries either (A) claimed or raised by any authority in writing or (B) as to which the directors and officers of the Company and its subsidiaries have knowledge based upon personal contact with any agent of such authority.

(c)                                  Schedule 2.14 lists all income tax returns filed with respect to the Company and its subsidiaries for taxable periods ended on or after December 31, 2000, indicates those income tax returns that have been audited, and indicates those income tax returns that currently are the subject of audit.  The Company has delivered to the Parent correct and complete copies of all federal income tax returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Company and its subsidiaries since December 31, 2000 and upon completion will deliver all returns for the year ending December 31, 2004.

(d)                                 Except as set forth on Schedule 2.14, neither the Company nor its subsidiaries have waived any statute of limitations in respect of income taxes or agreed to any extension of time with respect to an income tax assessment or deficiency.

(e)                                  Neither the Company nor its subsidiaries are a party to any income tax allocation or sharing agreement.

(f)                                    No claim has been made by a taxing authority in writing in a jurisdiction where neither the Company nor its subsidiaries file Tax Returns that it is or may be subject to taxation by that jurisdiction.  Any liability of the Company or its subsidiaries for Taxes not yet due and payable or which are being contested in good faith, has been provided for on their financial statements in accordance with GAAP or are described on Schedule 2.14.

(g)                                 Neither the Company nor its subsidiaries are a “foreign person” within the meaning of Section 1445 of the Code.  Neither the Company nor its subsidiaries are a party to any agreement, whether written or unwritten, providing for the payment of taxes, payment for tax losses, entitlements to refunds or similar tax matters.  Neither the Company nor its subsidiaries have been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h)                                 No property of the Company or its subsidiaries is “tax exempt use property” within the meaning of Section 168(h) of the Code or property that the Company or its subsidiaries will be required to treat as being owned by another person pursuant to Section 168 (f) (8) of the Internal Revenue Code of 1954, as amended, in effect immediately before the enactment of the Tax Reform Act of 1980.

(i)                                     There are no Tax Liens upon any property or assets of the Company or its subsidiaries except for liens for current taxes not yet due and payable.

(j)                                     Each of the Company and its subsidiaries has withheld and timely paid all taxes (including, without limitation, federal, state, local or foreign income, franchise, payroll, employee withholding and social security and unemployment taxes) required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, stockholder or other third party.  All Forms W-2 and 1099-series forms required to be filed with respect thereto have been timely and properly filed.

(k)                                  Neither the Company nor its subsidiaries (i) have made since January 1, 1999, and will not make, any elections under Section 341(f) of the Code and (ii) have not made since January 1, 1999 any payment (and is not obligated to make any payment) that will be nondeductible under Section 280G of the Code.

2.15                           Insurance.  The Company has in force all policies of insurance described in Schedule 2.15, in the amounts and covering the risks described therein which are usual and customary as to .  Neither the Company nor its Subsidiary has ever been refused any insurance coverage for which it has applied.  All of such policies are in full force and effect, all premiums with respect thereto have been paid or accrued therefor, and no notice of cancellation or termination has been received with respect to any such policy.  Such policies are sufficient for compliance with all applicable statutes, laws, ordinances, regulations, franchises, rules, governmental policies or orders and any contract to which the Company or its Subsidiary are a party.  Neither the Company nor its Subsidiary has breached or otherwise failed to perform the obligations under any of such policies.  Except as set forth on Schedule 2.15, there are no pending or to the knowledge of the Company threatened claims under any insurance policy relating to the Company or its Subsidiary.

2.16                           Contracts and Commitments. Except as set forth in Schedule 2.5 and 2.16, neither the Company nor its Subsidiary (a) is a party to any contract, obligation, understanding or commitment (whether written or oral) which involves a potential or actual commitment or aggregate payments to or from the Company or its Subsidiary to or from any third party in excess of $5,000, or which is otherwise material and not entered into in the ordinary course of business, (b) has any employment contracts; stock redemption or purchase agreements; financing agreements; collective bargaining agreements; consulting or management services agreements; independent contractor agreements; or agreements with any current or former officers, directors, employees or shareholders of the Company or its Subsidiary or persons or organizations related to or affiliated with any such persons, (c) has any contract or arrangement concerning directory publishing matters or billing and collection matters, (d) has any note, mortgage, agreement, contract or arrangement that limits the ability of the Company or its Subsidiary to compete in any line of business or to compete with any other person, (e) has any contract relating to any obligation for borrowed money or any guarantee or indemnification of or the granting of security for an obligation for borrowed money or any other obligation or liability, (f) has any contract relating to 911 or E911 services, interconnection or collocation arrangements, or other arrangements with any local exchange carrier, competitive access provider or other telecommunications carrier, (g) any contract relating to licenses to or from the Company or its Subsidiary of the Company with respect to software or hardware used in the businesses of the Company or its Subsidiary; (h) any contract relating to cable television; or (i) any contract relating to any indemnity obligations of the Company or its Subsidiary.  Except as disclosed in Schedule 2.16, neither the Company nor its Subsidiary is in default under any contract, obligation, understanding or commitment and there is no state of facts which upon notice or lapse of time or both would constitute such a default.  Except as set forth in Schedule 2.16, neither the Company nor its Subsidiary is a party to any contract or arrangement which is likely to have a material adverse effect on the assets, liabilities, properties, or financial condition of the Company and its Subsidiary, taken as a whole.

2.17                           Litigation.  Except as set forth in Schedule 2.17, there is no investigation, complaint, charge, claim, grievance, action, suit or proceeding at law or in equity or by or before any governmental or administrative instrumentality or other agency (including, without limitation, the PPUC or the FCC) or before any court, arbitrator, or similar tribunal now pending or, to the knowledge of the Company, threatened against the Company or its Subsidiary to which the Company or its Subsidiary or their properties is party or is subject.  There is no investigation, complaint, action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency now pending against the Company, its Subsidiary, any director, officer or key employee of the Company or its Subsidiary which has a reasonable possibility of calling into question the validity, or hindering the enforceability or performance, of this Agreement or any action taken or to be taken pursuant hereto or any of the other agreements and transactions contemplated hereby, nor has there occurred any event or does there exist any condition on the basis of which any such litigation, proceeding or investigation might properly be instituted.  There is no outstanding judgment, injunction, decree or order issued by any governmental instrumentality or other agency (including, without limitation, the PPUC or the FCC) against the Company or its Subsidiary.

2.18                           Environmental Matters.  Except as set forth in Schedule 2.18:

(a)                                  Neither the Company nor its Subsidiary is or has been required to obtain from Governmental Authorities any permits, licenses, authorizations or other consents required under applicable Environmental Law (“Environmental Permits”) for the operation of its business as currently conducted or contemplated to be conducted.

(b)                                 No Hazardous Substances have been or are now being generated, used, stored, treated or otherwise managed on real property owned or leased by the Company or its Subsidiary (the “Properties”), or by any other Persons, in violation of Environmental Laws or relevant Environmental Permits.  For any Property at which any Hazardous Substance has ever been or is now being generated, used, stored, treated or otherwise, managed, each such activity has been and is in compliance with applicable Environmental Laws and/or Environmental Permits, and then only in the ordinary course of business as then conducted and in such amounts as are typical of the business of the Company or its Subsidiary.  No Hazardous Substances have been, or are being spilled, released, discharged, disposed, placed, or otherwise caused to come to be located on or in the soil, surface water or groundwater in, on or under any of the Properties, by the Company, its Subsidiary or any other Person.  No Hazardous Substances have been shipped or transported from any of the Properties for treatment, storage or disposal at any other facility, by the Company or its Subsidiary, or any other Person, except pursuant to and in full compliance with applicable Environmental Laws and/or relevant Environmental Permits.  Neither the Company nor its Subsidiary has disposed, stored, treated, or sent for disposal, storage or treatment, any solid waste, pollutant, contaminant or waste (whether hazardous waste or other waste), or Hazardous Substances, except in compliance with applicable Environmental Laws and/or Environmental Permits, and then only to a facility which possessed a valid permit.  There have never been and are no underground or above ground storage tanks on any Property.  No environmental remediation or other environmental response is occurring or has occurred on any real property of the Company or its Subsidiary nor has the Company or its Subsidiary issued a request for proposal or otherwise asked an environmental remediation contractor to begin plans for such environmental remediation or other environmental response.

(c)                                  Neither the Company nor its Subsidiary has received, and no circumstances exist that would form the basis for, (i) any notice of violation of any applicable Environmental Law; or (ii) any suit, action, claim, liability (contingent or otherwise), or proceeding (whether at law, in equity, or administrative) concerning or related to environmental matters or any environmental condition except as noted on Schedule 2.18.  Neither the Company nor its Subsidiary has received any notice, nor is the Company aware of any circumstances related to, liability as a potentially responsible party, under the Comprehensive Environmental Response Compensation and Liability Act, or any state analogue thereto as of the date of this Agreement.

(d)                                 For purposes of this Agreement, the term “Environmental Laws” shall mean all federal, state, or local laws, statutes, ordinances, regulations, permits or permit conditions relating to the emission or discharge of pollutants, hazardous and/or toxic materials including requirements under the Clean Air Act, Federal Water Pollution Control Act, Resource Conservation and Recovery Act, Comprehensive Environmental Response Compensation and Liability Act, the Oil Spill Act, each as amended and in effect from time to time, and any state analogues thereto.  The term “Hazardous Substances” shall mean crude oil and any refined fraction or product thereof, any substance defined as a Hazardous Substance under Section 101(14) of the Comprehensive Environmental Response Compensation and Liability Act, asbestos, polychlorinated biphenyls, or any substance regulated as hazardous or toxic under applicable Environmental Laws.

(e)                                  The Company and its Subsidiary are now and have at all times been in compliance with all applicable Environmental Laws.

2.19                           Investment Company.  Neither the Company nor its Subsidiary is an Investment Company as such term is defined in the Investment Company Act of 1940, as amended.

2.20                           Margin Securities.  Neither the Company nor its Subsidiary owns or has any present intention of acquiring, any “margin security” within the meaning of Regulation G (12 C.F.R. Part 207), or any “margin stock” within the meeting of Regulation U (12 C.F.R. Part 221), of the Board of Governors of the Federal Reserve System (herein called “margin security” and “margin stock”).

2.21                           Employee Benefit Programs.

(a)                                  Schedule 2.21 sets forth a list of (1) every Employee Program maintained by the Company or its Subsidiary and (2) every Employee Program maintained at anytime within the past five years which was subject to Title IV of ERISA.  Except for the Employee Programs set forth on Schedule 2.21, the Company has no liability or potential liability for any Employee Program maintained or contributed to by it, or by a current or former Affiliate.

(b)                                 Except as set forth on Schedule 2.21, each Employee Program which has ever been maintained by the Company or its Subsidiary and which has been intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (“IRS”) regarding its qualification under such section and any such Employee Program maintained at any time since 1999 has a favorable determination letter covering GUST.  No such Employee Program has been disqualified under the applicable section of the Code from the effective date of the favorable determination letter for such Employee Program through and including the date hereof (or, if earlier, the date that all of such Employee Program’s assets were distributed).  Except as set forth on Schedule 2.21, no event or omission has occurred which could cause any such Employee Program to lose its qualification or tax exemption under the applicable Code section, and to the extent any event or omission is identified on Schedule 2.21, the Company has filed with the IRS for its approval of the Employee Program’s correction pursuant to the IRS Employee Plans Compliance Resolution System.

(c)                                  Except as set forth on Schedule 2.21, there exists no failure of any party to comply with any laws, regulations, ordinances, rules, governmental policies, policy statements, orders of any federal, state or local government or governmental department or agency (including without limitation, the IRS, PPUC and the FCC) applicable with respect to any Employee Programs that have been maintained by the Company or its Subsidiary.  The Company and its Subsidiary have complied with Section 4980B of the Code and Part 6 of Title 1 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the regulations promulgated thereunder. Except as set forth on Schedule 2.21, with respect to any Employee Program ever maintained by the Company, its Subsidiary or any Affiliate thereof, there has been no “prohibited transaction” as defined in Section 406 of ERISA or Code Section 4975, or breach of any duty under ERISA or other applicable law or any agreement which could subject the Company or its Subsidiary to liability either directly or indirectly (including, without limitation, through any obligation of indemnification or contribution) for any damages, penalties, or taxes, or any other loss or expense. Except as set forth on Schedule 2.21, no litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or threatened with respect to any such Employee Program and no facts exist which could give rise to litigation or such other proceeding. Except as set forth on Schedule 2.21, no Employee Program contributed to or maintained by the Company, or its Subsidiary or Affiliate thereof has participated in any voluntary correction program. Except as set forth on Schedule 2.21, each Employee Program contributed to or maintained by the Company, or its Subsidiary or Affiliate thereof has been and is operated and funded in such a manner as to qualify, where relevant and applicable, for both Federal and Pennsylvania State purposes, for income tax exclusions to its participants, tax-exempt income for its funding vehicle, and the allowance of deductions and credits with respect to contributions thereto.  No under-funded defined benefit plan determined on a plan termination basis as provided in Title IV of ERISA has ever been transferred out of the controlled group of companies (within the meaning of Section 414(b) and (c) of the Code) of which the Company is a member.

(d)                                 Except as described in Schedule 2.21, neither the Company, its Subsidiary nor any Affiliate thereof, has ever maintained a defined benefit pension plan under Title IV of ERISA or has incurred any liability under Title IV of ERISA which has not been paid in full prior to the date hereof.  All payments and/or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable law) and all contributions for the current year which typically have been made in the past with respect to all Employee Programs maintained by the Company or its Subsidiary, for all periods prior to the date hereof, either have been made or have been properly accrued on the Company’s financial statements (and all such unpaid but accrued amounts are described on Schedule 2.21).  Except as described in Schedule 2.21, none of the Employee Programs maintained by the Company or its Subsidiary has ever provided or promised health care or non-pension benefits to former employees and/or retired or partially retired (other than as required by Part 6 of subtitle B of Title I of ERISA).

(e)                                  With respect to each Employee Program maintained by the Company or its Subsidiary within the three years preceding the date hereof, complete and correct copies of the following documents (if applicable to such Employee Program) have previously been delivered to Parent:  (i) all documents embodying or governing such Employee Program, as they may have been amended to the date hereof, and any related funding vehicle which may exist for any such Employee Program; (ii) the most recent and any other material IRS determination letter with respect to such Employee Program and any applications for determination subsequently filed with the IRS; (iii) the IRS Forms 5500, with all applicable schedules attached thereto and any PBGC Form I filed within the three (3) years prior to the date hereof; (iv) the three most recent actuarial valuation reports completed with respect to such Employee Program; (v) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; (vi) premium statements and summary pages of insurance policies related to such Employee Programs; (vii) a copy of any and all filings made with any government entity (including, but not limited to, the IRS, the Pension Benefit Guaranty Corporation (“PBGC”) and the Department of Labor) for the previous three years which relate to any such Employee Program; and (viii) each other document, explanation or communication which describes any relevant and material aspect of any such plan that is not disclosed in previously delivered materials.  A description of any unwritten Employee Program of the Company, including a description of any material terms of such Employee Program, is set forth on Schedule 2.21.  With respect to each Employee Program that involves or relates to medical benefits, the Company has furnished to Parent complete information (but on a de-identified basis as provided under relevant privacy laws) complete information about any COBRA beneficiaries (including individuals eligible to elect COBRA), about any individual claims that have exceeded $25,000 in the last year and/or which are expected to exceed $25,000 in the current year.

(f)                                    Except as disclosed in Schedule 2.21 hereto, no collective bargaining agreement or other contract, written or oral, with any trade or labor union, employees’ association or similar organization is in effect as of the date hereof with respect to any employee of the Company or its Subsidiary, and neither the Company, its Subsidiary nor any Affiliate has ever maintained, participated in, or withdrawn from any multiemployer plan, as defined in Section 3(37) of ERISA a “multiple employer plan” within the meaning of Code Section 413(c), or a “multiple employer welfare arrangement” within the meaning of Section 3(f) of ERISA.

(g)                                 Except as set forth on Schedule 2.21, the consummation of the Merger will not result in the payment, vesting or acceleration of any benefit including, without limitation, the payment of severance, retention pay, change of control payments, or stay bonuses to any person.

(h)                                 No payment that is owed or that may become due to any director, officer, employee or agent of the Company or its Subsidiary will be non-deductible or become subject to Tax under Section 280G or 4999 of the Code; nor will there be any obligation to “gross up” or otherwise compensate any such person because of the imposition of any Tax on a payment to such person.

(i)                                     The Company has the right to modify and terminate any and all benefits (other than pensions) with respect to both its retired and active employees and those of its Subsidiary.

(j)                                     All employee and employer contributions have been timely made to all Employee Programs including, without limitation, the Bentleyville Communications Corp. Profit Sharing Plan.

(k)                                  The Company has complied in a timely manner with all requirements applicable to top-heavy qualified plans, if applicable, including applicable contribution, accrual, and vesting requirements; and no qualified plan maintained or contributed to by the Company is top-heavy as of the Closing Date.

(l)                                     All notices including, without limitation, ERISA Section 204(h) notices required by applicable law or regulation to be given to employees or former employees of the Company or its Subsidiary have been timely given, if applicable.

(m)                               Except as set forth on Schedule 2.21, no Employee Program of the Company has incurred an “accumulated funding deficiency” as defined in Section 302 of ERISA or Section 412 of the Code whether or not waived or has posted or is required to provide security under Code Section 4(1)(a)(29) or Section 307 of ERISA ; no event has occurred which has or could result in the imposition of a lien under Code Section 412 or Section 302 of ERISA nor has any liability to the PBGC (except for payment of premiums) been incurred or to the knowledge of the Company reportable event within the meaning of Section 4043 of ERISA occurred with respect to any such Employee Program except as disclosed on Schedule 2.21.  There has been no unwaived reportable event with respect to any Employee Program of the Company; the transactions contemplated herein will not result in a reportable event within the meaning of Section 4043 of ERISA with respect to any such Employee Program and the PBGC has not threatened or taken steps to institute the termination of any such Employee Program.

(n)                                 With respect to all periods prior to the Closing, the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations promulgated thereunder (HIPAA), have been satisfied with respect to each affected Employee Program of the Company.

(o)                                 Except as set forth on Schedule 2.21, no communication or disclosure has been made that at the time made, did not accurately reflect the terms and operations of the subject Employee Program of the Company.

(p)                                 For purposes of this section:

(i)                                     “Employee Program” means (A) all employee benefit plans within the meaning of Section 3(1) of ERISA (including, but not limited to, employee benefit plans such as foreign or excess benefit plans which are not subject to ERISA); and (B) all stock option plans, bonus, incentive award or profit sharing plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, and all other employee benefit plans, agreements, and arrangements not described in (A) above.

(ii)                                  An entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides benefits under such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries).

(iii)                               An entity is an “Affiliate” of the Company or its Subsidiary if either (A) it would have ever been considered a single employer with the Company or its Subsidiary under Section 4001 (b) of ERISA, or (B) it would ever have been considered part of the same “controlled group” as the Company or its Subsidiary for purposes of 302 (d) (8) (C) of ERISA.

(iv)                              “GUST” means the Small Business Job Protection Act of 1996 (“SBJPA”), the Internal Revenue Service Restructuring and Reform Act of 1998 (“RRA”), the Taxpayer Relief Act of 1997 (“TRA”), the Uniformed Services Employment and Reemployment Rights Act of 1994 (“USERRA”), the General Agreement on Tariffs and Trade (“GATT”) and the Community Renewal Tax Relief Act of 2000 (“CRA”).

2.22                           Solvency.  Neither the Company nor its Subsidiary has (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors, (iii) suffered the appointment of a receiver to take possession of all, or any substantial portion of its assets, (iv) suffered the attachment or other judicial seizure of all, or any substantial portion of its assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

2.23                           Brokers or Finders.  Except as set forth on Schedule 2.23, neither the Company nor its Subsidiary has engaged the services of any brokers or finders in connection with the execution of this Agreement.

2.24                           Corporate Records. Except as set forth on Schedule 2.24 (a) the minute books of the Company and its Subsidiary contain true and complete records of all meetings of, or written consents in lieu of meetings executed by, their respective boards of directors (and all committees thereof) and shareholders; (b) all actions and transactions taken or entered into by the Company or its Subsidiary, or otherwise requiring action by their respective boards of directors or shareholders, have been duly authorized or ratified as necessary and are evidenced in such minute books; (c) the stock certificate books and stock records of the Company and its Subsidiary are true and complete; and (d) the signatures appearing in such minute books, stock certificate books and stock records are the genuine signatures of the persons purporting to have signed them.

2.25                           Books of Account.  The books of account of the Company and its Subsidiary have been maintained in accordance with normal business practices, and accurately and fairly reflect all of the properties, assets, liabilities, transactions and appropriate accruals of the Company and of its Subsidiary.

2.26                           Certain Employment Matters.

(a)                                  Schedule 2.26 contains a true and complete list of names and current hourly wage, monthly salary or other compensation of all directors, officers, employees (all such Company employees as of the date hereof, the “Company Employees”), managers, consultants, independent contractors or managers of the Company, with a summary of existing bonuses, additional compensation and other benefits (whether current or deferred), if any, paid or payable to each such person for services rendered in the fiscal year ended December 31, 2004 or payable thereafter, or, determined as of the date hereof, to be rendered in the fiscal year ended December 31, 2005.  Schedule 2.26 contains a true and complete listing and summary description of all employment, compensation, non-competition, severance, confidentiality, consulting and independent contractor agreements between the Company or its Subsidiary and its directors, officers, employees, independent contractors and consultants.

(b)                                 The Company, as of the Closing, will have paid all wages when due and owing and made provision for the payment of any form of accrued, but unpaid, compensation.

(c)                                  Except as set forth in Schedule 2.26, the Company and its Subsidiary have complied in all material respects with all applicable laws, rules and regulations relating to the employment of labor, including those relating to wages, hours, collective bargaining and relating to the payment and withholding of taxes, including income and social security taxes, and has withheld (and paid over to the appropriate authorities) all amounts required by local, state or federal law or by other agreement to be withheld from the wages or salaries of its employees.  Neither the Company nor its Subsidiary has any liability or obligation for any arrears of wages or benefits or any taxes or penalties for failure to comply with any of the foregoing.

(d)                                 Except as set forth on Schedule 2.26, the Company and its Subsidiary are not parties to any contract with any labor organization, nor have they agreed to, been required to or been asked to recognize or negotiate any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any of their respective employees.  Neither the Company nor its Subsidiary has knowledge of any organization currently being made, pursued or threatened by or on behalf of any labor union with respect to their respective employees.  Except as set forth on Schedule 2.26, neither the Company nor its Subsidiary has, within the last three years, experienced any strike, work stoppage, slow down, lockout, grievance proceeding, claim of unfair labor practices or other significant labor difficulty of any nature, nor are any claims pending or, to the best knowledge of the Company, threatened between the Company or its Subsidiary and any of their respective employees.

(e)                                  Except as set forth on Schedule 2.26, neither the Company nor its Subsidiary has received notification that its current employees presently plan to terminate or otherwise resign from employment, whether by reason of the transactions contemplated hereby or otherwise.  Except as set forth on Schedule 2.26, the employment of all persons presently employed or retained by the Company is terminable at will, and neither the Company nor its Subsidiary will be, pursuant to any current contract, arrangement or understanding (including collective bargaining agreements), applicable law, or otherwise, obligated to pay any severance pay or other benefit by reason of the voluntary or involuntary termination of employment of any present or former employee (including managers), consultant, independent contractor or agent, prior to, on or after the Effective Date.

2.27                           Intracompany Contracts.  Except as set forth on Schedule 2.27, there are no contracts, understandings, arrangements or commitments (whether written or oral) between (i) the Company, on the one hand, and its Subsidiary, on the other hand, or (ii) the Company or its Subsidiary, on the one hand, and any Shareholder, any officer, director or employee of the Company or its Subsidiary or any of their respective Affiliates, on the other hand.

2.28                           Reserved.

2.29                           Customers.  Schedule 2.29 sets forth the accurate number of commercial, residential access lines and DSL, cable television, cable modem and long distance customers of the Company in service as of February 28, 2005.

2.30                           Materials and Supplies.  The value (as reflected on the Company’s books) of materials and supplies of the Company and its Subsidiary which are obsolete or in excess of normal requirements, will not exceed the reserve for obsolete or excess materials and supplies as reflected on the books of the Company or its Subsidiary.

2.31                           Schedules of the Telephone Plant.  Schedule 2.31 sets forth copies of schedules (at the level of detail agreed to by the parties but in any case including details regarding net book value and continuing property records lists associated therewith) of the “Plant in Service” of the Company as of December 31, 2004.  The account balances reflected on the schedule of Telephone Plant correspond, in all material respects, to the associated account balances reflected on the books of the Company.

2.32                           Approval of Transactions.  The Company is not aware of any fact, event or circumstances relating to the Company or its Subsidiary that would cause a regulatory agency to deny or withhold its approval to the transactions contemplated hereby.

2.33                           Accounts Receivable.  The accounts receivable for the Company and its Subsidiary as stated in the Financial Statements provided pursuant to Section 2.4 hereof are actual and bona fide receivables representing obligations for the total dollar amount of such receivables, as shown on the books of the Company and its Subsidiary, that resulted from the regular course of business of the Company and its Subsidiary.  Such receivables are fully collectible in accordance with their terms and are subject to no offset or reduction of any nature except for a reserve for uncollectible amounts consistent with the reserve established by the

Company in the Financial Statements provided pursuant to Section 2.4 hereof.  The value (as reflected on the Company’s books) of any accounts receivable of the Company which are over 90 days are either recoverable in full from interexchange carriers under billing and collection contracts or will not materially exceed the billing reserve established by the Company in the Financial Statements provided pursuant to Section 2.4 hereof.

2.34                           Disclosure.  No representations or warranty made by the Company in this Agreement and no statement made in any document, schedule or exhibit referred to herein or furnished by or on behalf of the Company to Parent contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make each statement contained therein not misleading.

SECTION III.                       REPRESENTATIONS AND WARRANTIES OF PARENT.

Parent hereby represents and warrants to the Company as follows:

3.1                                 Organization and Corporate Power.  Each of Parent and Acquisition Sub (a) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, (b) is qualified to do business as a foreign corporation in each jurisdiction in which such qualification is required, except where failure to so qualify would not have a material adverse effect on the Parent or its Subsidiary taken as a whole and (c) has all required corporate power and authority to own its property and to carry on its business as presently conducted or contemplated.  Subject to PPUC and FCC approvals, the Parent has all required corporate power and authority to enter into and perform this Agreement and the Related Documents and generally to carry out the transactions contemplated hereby and by the Related Documents.

3.2                                 Authorization and No Contravention.  The execution and delivery of, and performance by the Parent of its obligations under, this Agreement and the Related Documents and the delivery of the Merger Consideration have been duly authorized by all requisite corporate, director and stockholder action of Parent, and except as otherwise may be specifically provided in this Agreement, each of this Agreement and the Related Documents constitutes the legal, valid and binding obligation of Parent, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally, and general principles of equity and the general availability of equitable remedies.  Parent’s execution and delivery of this Agreement and the Related Documents, and its performance of the transactions contemplated hereby and thereby, will not: (i) violate, conflict with or result in a default under any contract, instrument, agreement, indenture, obligation or commitment to which Parent is a party or by which it or its assets are bound, or any charter provision or Bylaw of Parent, or the creation of any lien, charge or encumbrance of any nature upon any of the properties or assets of Parent; (ii) violate or result in a violation of, or constitute a default under, any provision of any law, statute, ordinance, regulation or rule, or any decree, judgment or order of, or any restriction imposed by, any court or other federal, state or local governmental agency; or (iii) except as set forth on Schedule 3.2, require any notice to, filing with, or consent or approval of any governmental authority or other third party which will not, prior to the closing, have been duly and properly given, made or obtained.

3.3                                 Financial Condition.  Parent has the financial resources with which to consummate the transactions contemplated hereby, including, but not limited to, the assumption of indebtedness and the delivery of the Adjusted Merger Consideration.

3.4                                 MJD Ventures, Inc.  MJD Ventures, Inc. is and at and after the Closing will be a wholly-owned subsidiary of FairPoint Communications, Inc.

SECTION IV.  REPRESENTATIONS AND WARRANTIES OF ACQUISITION SUB.

Acquisition Sub hereby represents and warrants to the Company as follows:

4.1                                 Organization and Corporate Power.  Acquisition Sub (a) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, (b) is qualified to do business as a foreign corporation in each jurisdiction in which such qualification is required, and (c) has all required corporate power and authority to own its property and to carry on its business as presently conducted or contemplated.  Acquisition Sub has all required corporate power and authority to enter into and perform this Agreement and Related Documents and to generally carry out the transactions contemplated hereby and by the Related Documents.

4.2                                 Authorization and No Contravention.  The execution and delivery of, and the performance by Acquisition Sub of its obligations under, this Agreement and the Related Documents have been duly authorized by all requisite corporate action of the Acquisition Sub, and except as may otherwise be specifically provided in this Agreement, each of this Agreement and the Related Documents constitutes the legal, valid and binding obligation of Acquisition Sub, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally, and general principles of equity and the availability of equitable remedies.  Acquisition Sub’s execution and delivery of this Agreement and the Related Documents, and its performance of the transactions contemplated hereby and thereby, will not: (i) violate, conflict with or result in a default under any contract, instrument, agreement, indenture, obligation or commitment to which Acquisition Sub is a party or by which it or its assets are bound, or any charter provision or Bylaw of Acquisition Sub or the creation of any lien, charge or encumbrance of any nature upon any of the properties or assets of Acquisition Sub, except pursuant to this Agreement and the agreements contemplated hereby; (ii) violate or result in a violation of, or constitute a default under, any provision of any law, statute, ordinance, regulation or rule, or any decree, judgment or order of, or any restriction imposed by, any court or other federal, state or local governmental agency; or (iii) except as set forth on Schedule 4.2, require any notice to, filing with, or consent or approval of any governmental authority or other third party which will not, prior to the closing, have been duly and properly given, made or obtained.

4.3                                 Capitalization.  The authorized capital stock of Acquisition Sub consists of Two Hundred (200) shares of common stock, and the issued capital stock is One Hundred (100) shares of common stock, all of which is owned by Parent.

SECTION V.  PARENT’S AND ACQUISITION SUB’S CONDITIONS OF MERGER

Parent’s and Acquisition Sub’s obligations hereunder shall be subject to compliance by the Company with its agreements herein contained and to the fulfillment to the Parent’s and Acquisition Sub’s satisfaction on or before and at the Closing Date of the following conditions:

5.1                                 Certificate.  The representations and warranties of the Company contained in Section II of this Agreement shall be true and correct in all respects with the same force and effect as though such representations and warranties had been made on and as of the Closing Date; each of the conditions hereafter specified in this Section shall have been satisfied; and on the Closing Date one or more certificates to such effect executed by the President and Controller of the Company shall be delivered to Parent.

5.2                                 Delivery of Documents.  The Company shall have executed and delivered to Parent (or shall have caused to be executed and delivered to Parent by the appropriate persons) the following:

(a)                                  A certified copy of resolutions of the Company’s Board of Directors, approving this Agreement, the Merger and all transactions contemplated by this Agreement, and a certified copy of the resolutions adopted by the holders of Company’s Common Stock holding, in the aggregate, no fewer than two-thirds of the voting power of such shares, approving this Agreement, the Merger and all transactions contemplated by this Agreement;

(b)                                 A copy of the Company’s and its Subsidiary corporate charter certified as of a recent date by the appropriate Secretary of State and the secretary of the pertinent corporation;

(c)                                  A copy of the Bylaws of each of the Company and its Subsidiary certified, in each case, by the secretary of the pertinent corporation;

(d)                                 A certificate issued by the appropriate Secretary of State of the commonwealth of incorporation of the Company and its Subsidiary certifying that the Company or its Subsidiary, as the case may be, as of a recent date is in good standing in such commonwealth;

(e)                                  True and correct copies of all consents, instruments and other documents specified in Schedule 2.2 which have not been previously delivered to Parent;

(f)                                    All other certificates and other documents reasonably requested by Parent in writing at least two (2) days before the Closing Date.  The form and substance of all such certificates and other documents hereunder shall be satisfactory in all respects to Parent and its counsel.

5.3                                 Opinion of Company’s Counsel.  Parent shall have received the favorable written opinion, with applicable lender’s reliance letter, of (i) counsel for the Company dated the Closing Date (including but not limited to an opinion that all presently issued shares of Capital Stock of the Company and Subsidiary have been duly and validly authorized and issued in accordance with all laws), (ii) FCC counsel for the Company dated the Closing Date, and (iii) communications counsel for the Company with respect to PPUC and related matters all in a form reasonably acceptable to Parent.

5.4                                 Compliance with Agreements.  The Company and, to the extent applicable, each Subsidiary of the Company shall have performed and complied with all agreements, covenants and conditions contained herein, in any other document contemplated hereby and all other related documents which are required to be performed or complied with by the Company on or before the Closing Date.

5.5                                 Regulatory Matters.

(a)                                  Intentionally omitted.

(b)                                 The PPUC and the FCC shall, if required by law, have approved the consummation of the transactions contemplated hereby (including, but not limited to, the transfer of any cable system franchises) and such approvals shall (i) be free of any terms, conditions or restrictions that are unacceptable to Parent, and (ii) have become Final Orders.

(c)                                  The approval of any other governmental entity required for the consummation of the transactions contemplated hereby shall have been obtained or notice given as required, including, without limitation, the approval of or notice to any local or municipal governmental entity necessary or appropriate in connection with the transfer of control of the Company Authorizations and such approvals shall (i) be free of any terms, conditions or restrictions that are unacceptable to Parent, and (ii) have become Final Orders.

5.6                                 Litigation.  There shall be no charge, claim, complaint, grievance, arbitration, investigation, action, suit or proceeding at law or in equity or by or before any governmental or administrative instrumentality or other agency, or before any court, arbitrator, or similar tribunal, pending or, to the knowledge of the Company or its Subsidiary, or, to the knowledge of the Company, any director, officer or key employee of the Company or its Subsidiary which would have a reasonable possibility of calling into question the validity, or hinder the consummation, enforceability or performance, as the case may be, of the Closing, this Agreement, any action taken or to be taken pursuant hereto or any of the other agreements and transactions contemplated hereby.

5.7                                 Properties.  Parent, at its discretion and at its sole cost and expense, shall have received title insurance and surveys in form and substance reasonably satisfactory to Parent on all real property owned by the Company or its Subsidiary.

5.8                                 Adverse Changes.  From the date hereof, through and including the Effective Date, and without regard to matters related to approvals required by Section 5.5 hereof or actions undertaken pursuant to this Agreement, there shall have been (i) no material adverse change in the assets and properties of the Company, financial statements, unaudited financial statements, Schedules to this Agreement, the business operations, business prospects, regulatory climates, liabilities, profits, business or financial condition or results of operations of the Company, and (ii) no damage to the assets and properties of the Company caused by fire, flood, casualty, act of God or the public enemy or other cause, the loss of any of which is not adequately covered by insurance.  The Parent shall have received a certificate (dated the Closing Date) from the Company in a form reasonably satisfactory to the Parent, certifying to the foregoing.

5.9                                 Directors.  The Company shall have duly and validly obtained resignations of all directors of the Company and its Subsidiary.

5.10                           Settlement of Claims.  The Company shall have settled and obtained releases regarding all pending or potential claims of Kenneth B. Carlisle and Laurel Highlands Telephone Company and Parent shall have received evidence of the settlements and releases.  The Company shall have used its best efforts to settle and obtain releases of all other claims and potential claims arising from its billing services operation.

5.11                           Payment Schedule.  The Company shall have furnished the Payment Schedule in accordance with Section 1.12.

5.12                           Debt.  The Company shall have paid in full the Company’s current and long term indebtedness including any penalties or fees, and obtained releases, satisfactions or terminations of all liens on the assets and property of the Company.  The Company’s consolidated accounts payable at Closing shall not be more than $175,000.00.

5.13                           Employee Matters.  Parent shall have received evidence of compliance with all applicable laws of all Employee Programs and Parent shall have determined that Company’s medical benefits program can be continued at insurance rates no greater than those currently paid by Company for Company’s current employees and its current COBRA continues and also reasonably anticipated additional COBRA continues within three months of Closing.

5.14                           Rights-of-Way.    The Company shall provide evidence that it has obtained and recorded all rights-of-way, easements or permits necessary to operate and maintain its physical plant (i) with respect to all telephone remotes and major distribution routes and (ii) with respect to the cable television system.

5.15                           Other Third Party Consents.  The Company shall have obtained the consents, waivers and authorizations listed or referred to in Schedule 2.2, all of which consents, waivers and authorizations shall be free of any terms, conditions or restrictions that are reasonably unacceptable to Parent.

5.16                           Delivery of Minute Books.  The Company shall deliver at Closing all original minute books, corporate seals and stock transfer records of the Company and of its Subsidiary, as well as original evidence of all their respective investments.

5.17                           Establishment of Escrow.  Shareholder Representative, on behalf of the Shareholders, and the Escrow Agent shall have executed and delivered the Escrow Agreement.

5.18                           All Proceedings Satisfactory.  All corporate and other proceedings taken prior to or at the Closing in connection with the transactions contemplated by this Agreement, and all documents and evidences incident thereto, shall be satisfactory in form and substance to Parent and Parent shall receive such copies thereof and other materials (certified, if requested) as it may reasonably request in connection therewith.

5.19                           Liquidation Investment Securities.  The Company shall provide proof of liquidation of all of its investment securities, certificates of deposits and other like investments at Closing.

5.20                           Dissolution of Bentleyville Telephone Corporation.  The Company shall have delivered proof of the dissolution of Bentleyville Telephone Corporation.

5.21                           Environmental Matters.    The Company shall have removed the underground storage tanks and capped the garage drain on the Lincoln Avenue property and remedied the environmental contamination, if any, from the underground storage tanks and the garage drain on the Lincoln Avenue property and the environmental contamination, if any, on the Main Street property, or pursuant to Section 7.22 Shareholder Representative, on behalf of the Shareholders, and the Remediation Escrow Agent shall have executed and delivered an escrow agreement.

5.22                           Bonds.    Parent shall have received evidence that Company has provided any bonds required in connection with any Company Authorizations.

5.23                           Mid America Computer Corporation.    The Company shall have provided evidence that it has terminated and satisfied all obligations owed under the July 29, 2004 agreement with Mid America Computer Corporation.

5.24                           Lease.              Company shall have obtained and delivered a ten year extension of its antenna Site Lease with Mary L. Bash on terms acceptable to Parent.

SECTION VI.                      COMPANY’S CONDITIONS OF MERGER

The Company’s obligation hereunder shall be subject to compliance by the Parent and Acquisition Sub with their agreements herein contained and to the fulfillment to the Company’s satisfaction on or before and at the Closing Date of the following conditions:

6.1                                 Certificate.  The representations and warranties of the Parent and Acquisition Sub contained in Sections III and IV of this Agreement shall be true and correct in all material respects with the same force and effect as though such representations and warranties had been made on and as of the Closing Date; each of the conditions hereafter specified in this Section 6 shall have been satisfied; and on the Closing Date one or more certificates to such effect executed by the President and the Chief Financial Officer of the Parent and Acquisition Sub shall be delivered to the Company.

6.2                                 Delivery of Documents.  Parent shall have executed and delivered to the Company (or shall have caused to be executed and delivered to the Company by the appropriate persons) the following:

(a)                                  Certified copies of resolutions of the Board of Directors of Parent, Acquisition Sub and of the sole stockholder of the Acquisition Sub authorizing the execution and delivery of this Agreement and the Related Documents;

(b)                                 A certificate issued by the appropriate Secretary of State of the state of incorporation of Parent and Acquisition Sub as of a recent date certifying that Parent or such Acquisition Sub as the case may be, is in good standing in such state;

(c)                                  True and correct copies of all consents, instruments and other documents specified in Schedules 3.2 and 4.2 which have not otherwise been made available for review by Company; and

(d)                                 All other certificates and other documents reasonably requested by the Company in writing at least two (2) days before the Closing Date.  The form and substance of all such certificates and other documents hereunder shall be reasonably satisfactory in all respects to the Company and its counsel.

6.3                                 Compliance with Agreements.  Parent and Acquisition Sub shall have performed and complied with all agreements, covenants and conditions contained herein, in any other document contemplated hereby and all other Related Documents which are required to be performed or complied with by Parent and Acquisition Sub on or before the Closing Date.

6.4                                 Regulatory Matters.

(a)                                  Intentionally omitted.

(b)                                 The PPUC and the FCC shall each have approved, to the extent any approval is necessary, the consummation of the transactions contemplated hereby and such approvals shall:  (i) be free of any terms, conditions or restrictions that are unacceptable to the Company, and (ii) have become Final Orders.

6.5                                 Litigation.  There shall be no investigation, action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency pending or threatened against Parent or Acquisition Sub, or, to the knowledge of Parent and Acquisition Sub, any director, officer or key employee of Parent or Acquisition Sub, which would have a reasonable possibility of calling into question the validity, or hinder the consummation, enforceability or performance, as the case may be, of the Closing, this Agreement, any action taken or to be taken pursuant hereto or any of the other agreements and transactions contemplated hereby.

6.6                                 Shareholder Approval.  The Merger and all of the transactions contemplated by this Agreement requiring the approval of the Shareholders shall have been approved by Shareholders holding, in the aggregate, no less than two-thirds of the total voting power of the Company Common Stock.

6.7                                 Establishment of Escrows.  Parent and the Escrow Agent shall have executed and delivered the Escrow Agreement and if applicable delivered an escrow agreement as described herein pursuant to Section 7.22 executed by the Parent and Remediation Escrow Agent.

SECTION VII.                  COVENANTS

Until the Closing Date, each of the Parent, Acquisition Sub and the Company agree that they shall act, or refrain from acting where so required, to comply with the following, and the Company further agrees to cause its Subsidiary to act, or to refrain from acting where so required, to comply with the following as if each Subsidiary of the Company was the “Company” for purposes of this Section VII:

7.1                                 Regular Course of Business.

(a)                                  Generally.  The Company shall operate its business consistent with past management practices, shall maintain all of its properties in customary working repair, order and condition, shall maintain (except for expiration due to lapse of time or cancellation by another party pursuant to the terms thereof) in the ordinary course of business all leases, contracts, agreements, understandings and commitments (whether written or oral) in effect without change, modification or termination except as expressly provided herein and shall comply with the provisions of all laws, regulations and orders of Governmental Authorities and all Company Authorizations and FCC Licenses applicable to the Company and the conduct of its business.  The Company shall comply, without modification, with all contracts and commitments relating to capital expenditures as set forth on Schedule 2.9.  The Company shall maintain its financial and accounting records in a manner consistent with that employed at December 31, 2004.  The Company shall pay all liabilities as the liabilities become due and payable in the ordinary course of business.  The Company shall timely file all required Tax Returns and pay when due all Taxes and other regulatory fees.

(b)                                 Insurance.  The Company shall maintain in full force and effect its insurance policies with the coverage and in the amounts set forth on Schedule 2.15.

(c)                                  Claims.  The Company shall promptly notify the Parent of any actions, claims, complaints, lawsuits or investigations that may be commenced against it.

(d)                                 Supplement.  From time to time prior to the Closing Date, the Company shall promptly notify Parent of any changes with respect to the information set forth in this Agreement or the Schedules hereto and of any matters hereafter arising which, if in existence at the date hereof, would have been required to be set forth in this Agreement or the Schedules hereto.  Nothing contained herein or in any information provided to Parent pursuant hereto shall be deemed to constitute (i) a change, modification or amendment of any representation, warranty, Schedule hereto or any other provision contained in this Agreement unless such updated information shall be acceptable to Parent in its sole discretion and such acceptance is expressly set forth in writing and signed by Parent, or (ii) a waiver by Parent of any breach of any such representation, warranty or other provision of which Parent, through such update, becomes aware.  Any such waiver must be expressly set forth in writing and signed by Parent.

7.2                                 Amendments.  No change or amendment shall be made to the certificate of incorporation or Bylaws of the Company or its Subsidiary, without the consent of Parent and neither the Company nor its Subsidiary shall merge into or consolidate with any other Person or change the character of its business.

7.3                                 Capital Changes.  Except as expressly contemplated in Section 7.25, the Company shall not issue, sell, purchase or redeem any shares of its capital stock of any class or issue or sell any securities convertible into, or options, warrants or other rights to subscribe for, any shares of its capital stock.  The Company shall not and shall use reasonable efforts to cause its Shareholders not to, pledge or otherwise encumber any shares of its or their capital stock.

7.4                                 Dividends.  The Company shall not declare, pay or set aside for payment any dividend or other distribution in respect of its capital stock, other than those paid to the holders of Company stock consistent with past practice of the Company.

7.5                                 Employee Matters.  The Company shall cooperate with Parent prior to and after the Closing regarding the Company’s employee benefits coverages, including without limitation: (i) assuring that all current Company insurance coverages and related administration or service agreements may be continued without interruption by the Company following the

Closing (to the extent Parent determines to continue any such insurance coverages or agreements); (ii) communicating with the company’s employees and former employees as reasonably requested by Parent; (iii) transferring employee and related records to Parent as requested by Parent effective on the Closing and insuring that FICA and other tax withholding and reporting is handled in the most efficient and economical manner; and (iv) otherwise proving for the merger, continuation, amendment and/or termination of the Company’s previous Employee Programs as determined by Parent.

7.6                                 Borrowing.  Without the prior written consent of the Parent, other than in the normal course of business, the Company shall not incur, assume or guarantee any indebtedness or obligation not reflected on the Base Balance Sheet.  The Company shall not make or accept any loan or advance to or from any of its Affiliates other than in the normal course of business.

7.7                                 Property.  Except as specifically described in Schedule 7.7, and the sale of obsolete or worn out equipment in the ordinary course of business, the transfer of such items being specifically agreed to and acknowledged by Parent, the Company shall not sell, transfer, or dispose of any of its assets and properties, or allow any of its assets and properties to become subject to a Lien.

7.8                                 Other Changes.  Except as set forth in this Agreement or permitted in writing by the Parent, neither the Company nor its Subsidiary shall:

(a)                                  enter into any transaction, make any commitment or incur any obligation other than in the ordinary course of business consistent with past practice;

(b)                                 make any tax election or settle or compromise any federal, state, local, or foreign tax liability material to the Company or its Subsidiary;

(c)                                  pay, discharge, or satisfy any claims, liabilities, or obligations (whether accrued, absolute, contingent, unliquidated, or otherwise, and whether asserted or unasserted), other than the payment, discharge, or satisfaction in the ordinary course of business consistent with past practice, or in accordance with their terms, or (i) liabilities reflected or reserved against in the Financial Statements, or (ii) liabilities incurred since December 31, 2004 in the ordinary course of business consistent with past practice;

(d)                                 waive, release, grant, or transfer any rights of value, other than in the ordinary course of its business consistent with past practice;

(e)                                  change any of its banking or safe deposit arrangements other than in the ordinary course of its business consistent with past practice;

(f)                                    change any of the accounting principles or practices used by it, except for any change required by reason of a concurrent change in GAAP and notice of which is given in writing to Parent;

(g)                                 enter into any agreement providing for the acceleration of payment or performance or other consequence as a result of the change of control of the Company;

(h)                                 take any action or fail to take any action that would make any of the representations or warranties of the Company contained in this Agreement untrue or inaccurate at any time after the date of this Agreement or would result in any of the conditions set forth in this Agreement not being satisfied; or

(i)                                     change any regulatory election or status.

7.9                                 Rights-of-Way.    Between the date hereof and Closing, the Company shall diligently pursue and obtain all enforceable and recorded rights-of-way, easements or permits necessary to operate and maintain its physical plant (i) with respect to all telephone remotes and major distribution routes and (ii) with respect to the cable television system.

7.10                           Compensation.  The Company shall not increase the compensation (in whatever form) or the benefits payable or to become payable to any officer, director, consultant, or other employee of the Company or its Subsidiary, except for increases or changes consistent with past practices or as required by contract but in no event shall the increase be in excess of 4% per annum.

7.11                           Consents and Authorizations.  The Parent and the Company shall, promptly after the date hereof, cooperatively commence efforts to obtain PPUC and FCC approvals of the transactions contemplated hereby and the consents, waivers and authorizations listed in Schedules 2.2 and 2.6, including the approval of the Company’s Shareholders, which approval the Company agrees to use reasonable efforts to obtain within 30 business days after the execution by the Company of this Agreement.  The Parent and the Company shall diligently pursue and use their best efforts to obtain such consents, waivers and authorizations as promptly as practicable prior to the Closing Date.

7.12                           Access.  The Company shall afford to the Parent and its counsel, accountants, agents and other authorized representatives and to financial institutions specified by the Parent reasonable access during business hours to the Company’s and its Subsidiary plants, properties, books and records in order that the Parent may have full opportunity to make such reasonable investigations as it shall desire to make of the affairs of the Company and its Subsidiary and their assets and liabilities.  The Company shall deliver the Unaudited Financial Statements on a monthly basis from and after the date hereof within forty-five (45) days after the end of each month.  The Company shall cause its and its Subsidiary officers, employees and auditors to furnish such additional financial and operating data and other information as the Parent shall from time to time reasonably request.  Parent shall have access to and the right to interview each Company employee after the execution of this Agreement.

7.13                           Notice of Transfer.  Each of the Parent and the Company shall cooperate in providing any required notices to the appropriate Governmental Authority regarding any issues of ownership or control or change thereof (including, without limitation, any such issues relating to the Company Authorizations).

7.14                           Payment of Tax.  All transfer (including any real estate transfer or gains tax), documentary (other than stock transfer), sales, use, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (“Transfer Taxes”) shall be borne by the Company when due, and it will file on a timely basis all necessary tax returns and other documentation with respect to all such transfer, documentary, sales, use, registration and other Taxes and fees, and, if required by applicable regulation, will, and will cause its affiliates to, join in the execution of any such tax returns and other documentation.

7.15                           Agreement to Defend.  In the event any claim of the nature specified in Section 5.6 hereof is commenced, whether before or after the Closing Date, the parties hereto agree to cooperate and use all reasonable efforts to defend against and respond thereto.

7.16                           Employment Agreements.  Parent shall cause the Surviving Corporation to honor the Employment Agreements entered into by the Company and James Lauffer, Daniel Hughes and David Galilei.

7.17                           Further Assurances.  On the terms and subject to the conditions of this Agreement, the parties hereto shall use all reasonable efforts at their own expense to take, or cause to be taken, all actions, and to do, or to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable regulations to consummate and make effective as promptly as possible the transactions contemplated by this Agreement, and to cooperate with each other in connection with the foregoing, including, without limitation, using all reasonable efforts (a) to obtain all necessary waivers, consents and approvals from other parties to loan agreements, leases, mortgages and other contracts, (b) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any judgment, decree, order, law, statute, ordinance, rule or any regulations or in connection with any Company Authorizations, (c) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and (d) to fulfill all conditions to the obligations of the parties under this Agreement.  Each of the parties hereto further covenants and agrees that it shall use all reasonable efforts to prevent a threatened or pending preliminary or permanent injunction or other Order.

7.18                           Consents.  Without limiting the generality of this Section 7.18, each of the parties hereto shall, if necessary, use reasonable efforts to obtain all waivers, authorizations, consents and approvals of all Persons and Governmental Authorities necessary, proper or advisable in connection with the consummation of the transactions contemplated by this Agreement prior to the Closing Date.

7.19                           No Solicitation or Negotiation.  Unless and until this Agreement is terminated, the Company shall not, and shall use its best efforts to cause its affiliates, and the directors, officers, employees, representatives, agents, advisors, accountants, shareholders and attorneys of each of them, not to initiate or solicit, directly or indirectly, any inquiries or the making of any proposal with respect to, or engage in negotiations concerning, or provide any confidential information or data to any Person with respect to, or have any discussions with any Person relating to, or enter into, or agree to enter into, any acquisition, business combination or purchase of all or any significant portions of the assets of, or any equity interest in, directly or indirectly, the Company, or otherwise facilitate any effort or attempt to do or seek any of the foregoing and shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

7.20                           Public Announcements.  Prior to the Closing Date, no party hereto nor any Affiliate, representative or shareholder of such party, shall disclose any of the terms of this Agreement to any third party, except as required to obtain the consents, waivers and authorizations listed in the Schedules and in connection with the Parent’s financing of the transactions contemplated hereby, without the other parties’ prior written consent.  Prior to the Closing Date, the form, content and timing of all press releases, public announcements or publicity statements with respect to this Agreement and the transactions contemplated hereby shall be subject to the prior approval of both the Company and the Parent, which approval shall not be unreasonably withheld; provided, however, that either party may withhold such approval in its sole discretion with respect to any of the foregoing which discloses any of the financial terms of this transaction.  Prior to the Closing Date, no press releases, public announcements or publicity statements shall be released by either party without such prior mutual agreement.  Notwithstanding the foregoing, no party hereto will disclose the Merger Consideration or the manner in which the Merger Consideration is calculated, without the prior written consent of the other parties hereto, other than in connection with seeking consents required by Section 7.11.  Notwithstanding the preceding provisions, each party hereto shall be free to (i) make such disclosures as may be required by law, (ii) disclose the existence and terms of this Agreement and the related transaction to such party’s legal counsel, accountants and similar advisors, and to third parties such as lenders to which such party is obligated to make such disclosures, and (iii) honor the terms of Section 11.13 below relating to Parent’s obligations to make certain filings with SEC.

7.21                           Regulatory Matters.  The Company will not change local rates charged to telephone customers or rates charged to cable subscribers other than in the normal course of business and in accordance with applicable laws and regulations.  The Company shall make all ordinary course of business filings as may be necessary with the PPUC, FCC or any other Governmental Authority between the date of this Agreement and the Closing Date and shall contemporaneously provide copies of the filing to Parent.

7.22                           Environmental.    The Company shall remove the underground storage tanks and cap the garage drain on the Lincoln Avenue property and remedy the environmental contamination, if any, from the underground storage tanks and the garage drain on the Lincoln Avenue property and from the environmental contamination, if any, on the Main Street property.  The Company shall engage the services of an environmental engineer or consultant reasonably satisfactory to Parent (the “Environmental Consultant”).  Between the date hereof and the Closing Date, the Company, working with the Environmental Consultant, shall diligently pursue the required assessment and remediation activities specified or directed by regulatory agencies having jurisdiction or as otherwise required by applicable Environmental Laws with a view to obtaining from such agencies a “no further action” or “spill inactivation” letter or designation (“NFA Letter”) with respect to each such detected environmental contamination.   If the Company has not received a NFA Letter for each such detected environmental contamination by twenty (20) days prior to the anticipated Closing Date, then Parent and the Company shall jointly request the Environmental Consultant to furnish them with its best estimate of the remaining costs of assessment and remediation that the Company will incur in each case until a NFA letter will be issued. The Company, Parent and Acquisition Sub hereby agree that in the event no NFA Letter has been received for any such matter by the Closing Date, they shall proceed to Closing and Parent shall deposit with a mutually satisfactory escrow agent (the “Remediation Escrow Agent”) from the Initial Merger Consideration the amount so estimated by the Environmental Consultant plus the costs of the escrow (the “Remediation Escrow”).  The Remediation Escrow shall be held and invested by the Remediation Escrow Agent in accordance with a mutually satisfactory escrow agreement and disbursed by it from time to time after the Closing Date to reimburse or pay on behalf of the Surviving Corporation the costs of the escrow and of the assessment and remediation activities required in connection with such matters until all costs are paid and a NFA Letter is received by the Surviving Corporation with respect thereto (the “Remediation Escrow Termination Date”).  The funds remaining in the Remediation Escrow, if any, on the Remediation Escrow Termination Date shall be paid to the Shareholder Representative for distribution to the Shareholders. If the costs of assessment and remediation activities in connection with such matters incurred by the Surviving Corporation after the Closing Date exceed the Remediation Escrow, then the Escrow Amount shall be available as the sole additional remedy for the purpose of reimbursing or paying on behalf of the Surviving Corporation the costs thereof.  Parent, the Surviving Corporation and the Shareholder Representative hereby agree that if the costs of assessment and remediation exceed the Remediation Escrow, then they shall each execute and deliver such written instructions and directions as the Escrow Agent may require to authorize disbursement of such excess from the Escrow Amount for purposes of this Section 7.22.

7.23                           Payment of Regulatory Fees.  The Parent and the Company shall equally split and pay any fees and expenses incurred in connection with obtaining PPUC and FCC approval of the transactions contemplated by this Agreement and the Related Documents.

7.24                           Tax Periods; Allocations of Income and Loss.  Parent and the Company agree that if the Company or its Subsidiary is permitted but not required under any applicable state, local or foreign income tax law to treat the Closing Date as the last day of a taxable period, Parent and the Company shall (and the Company shall cause its Subsidiary to) treat such date as the last day of a taxable period.  For purposes of this Agreement, if a taxable period begins before the Closing Date and ends after the Closing Date, then the Closing Date shall be treated as the last day of a taxable period.  In the case of all Taxes other than those based on or measured by property or capital or otherwise described in Section 7.14, the amount of Taxes attributable to such period shall be based upon, where relevant, the actual operations of the Company and its Subsidiary through the Closing Date as shown on their permanent books and records, including work papers.  Only for purposes of computing taxable income and the related Tax attributable to such period, accruals of operating income and expenses otherwise properly accruable under relevant tax authorities if the Closing Date were actually the end of the taxable period, shall be considered properly accruable as of such date.  In the case of Taxes based on, or measured by, property or capital (including, but not limited to, any ad valorem and real and personal property Taxes) the amount of Taxes attributable to the period ending on the Closing Date shall be equal to the total amount of such Taxes for the taxable period in question multiplied by a fraction the numerator of which is the number of days in such period prior to the Closing Date and the denominator of which is the total number of days in such period.

7.25                           Cable Franchise Notice/Extension Renewals.  The Company will provide prompt notice of the transactions contemplated hereby to each municipal franchisor of Company’s cable system or, if necessary, obtain the consent of each municipal franchiser.

7.26                           Lease.  Company shall obtain a ten year extension of its Antenna Site Lease with Mary L. Bash on terms acceptable to Parent.

7.27                           Debt.  Prior to Closing the Company shall pay in full including any penalty or fees all of its current and long term Indebtedness and obtain releases, satisfactions or terminations of all liens on the assets and property of the Company.

7.28                           Litigation.  Prior to Closing the Company shall settle and obtain full and final releases of any and all potential claims of Kenneth B. Carlisle and Laurel Highland Telephone Company and shall use its best efforts to settle and obtain a release of any other potential claim or claims relating to Company’s billing services operations.

7.29                           Liquidation of Investment Securities.  The Company shall prior to Closing liquidate all of its investment securities, certificates of deposits and other like investments.

7.30                           Dissolution of Bentleyville Telephone Corporation.  Prior to Closing, the Company shall cause and complete the dissolution of Bentleyville Telephone Corporation.

7.31                           Delivery of Bonds.  Company shall prior to the Closing purchase and deliver all bonds, if any, required pursuant to any Company Authorization.

7.32                           Mid America Computer Corporation.    The Company shall terminate and satisfy all obligations owed under the July 29, 2004 Agreement with Mid America Computer Corporation.

SECTION VIII.              CLOSING AND POST-CLOSING COVENANTS.

8.1                                 Time and Place.

(a)                                  The closing (the “Closing”) of the transactions contemplated hereby shall take place at the offices of the Company in Bentleyville, Pennsylvania, or such other place as agreed to by the parties, at 9:30 a.m., local time, on the first business day of the month beginning at least ten (10) days after the fulfillment or waiver of each provision set forth in Section 5 and 6 hereof and the covenants contained in Section 7; provided however, that in no event shall the Closing occur later than December 31, 2005 (the “Closing Date”).  Such Closing shall be effective as of 11:59 p.m. on the Closing Date.

(b)                                 On the Closing Date, Parent, Acquisition Sub and the Company shall cause the Articles of Merger to be filed in accordance with the provisions of the PA BCL and shall take any and all other lawful actions and do any and all other lawful things necessary to effect the Merger and to cause the Merger to become effective as of 11:59 p.m. on the Closing Date.

SECTION IX.                      SURVIVAL OF TERMS; INDEMNIFICATION

9.1                                 Survival; Limitations.  All of the terms and conditions of this Agreement, together with the representations, warranties and covenants contained herein or in any instrument or document delivered or to be delivered pursuant to this Agreement and the agreements of the parties to indemnify each other as set forth in this Section IX shall survive the execution of this Agreement and the Closing Date notwithstanding any investigation heretofore or hereafter made by or on behalf of any party hereto and shall continue for, and all claims with respect thereto shall be made no later than, twelve (12) months from the Closing Date (the “Indemnification Period”).

9.2                                 Escrow of Liquid Assets.  Except as specifically provided for in Section 7.22, the Parent’s and/or the Surviving Corporation’s sole remedy for payment of any indemnity amounts due under this Section IX and any indemnification due under the Agreement by the Shareholders, shall be exclusively from the Escrow Amount in the manner provided in the Escrow Agreement.

9.3                                 Indemnification by the Shareholders.  After the Closing Date, subject to the limitations set forth in Sections 9.1 and 9.2 hereof, the Parent and/or the Surviving Corporation and their respective officers, directors, employees, shareholders, representatives, Affiliates and agents, as well as their respective heirs, successors and assigns, shall be indemnified and held harmless by the Shareholders, against and in respect of any and all damage, loss, liability, cost or expense including, unless otherwise provided herein, the reasonable fees and expenses of counsel resulting from, or in respect of, any of the following:

(a)                                  Any misrepresentation or breach of warranty or covenant of any of the Company or its Subsidiary contained in this Agreement or contained in any Schedule or Exhibit to this Agreement, or any nonfulfillment of any obligation on the part of the Company or its Subsidiary or the Shareholders to be performed before the Closing under this Agreement, or contained in any Schedule or Exhibit to this Agreement.

(b)                                 All costs or expenses incurred by the Company on or after the Closing Date with respect to any claim (i) by Kenneth B. Carlisle, (ii) by any person arising from billing services performed by Company, or (iii) by Mid America Computer Corporation.

(c)                                  All costs or expenses incurred by the Company on or after the Closing Date related to the failure of the Company to obtain or record any easement, right of way, license or permit arising from or related to the location of Company’s physical plant.

(d)                                 All costs, expenses or loss of revenue incurred by Company on or after the Closing Date arising out of or related to Employee Programs.

(e)                                  All Taxes of the Company and its Subsidiary or with respect to their investments or income attributable to any period prior to or on the Closing Date.

(f)                                    Any Claim of a third party arising out of the business or operations of the Company or its Subsidiary prior to or on the Closing Date.

(g)                                 All costs or expenses incurred by the Company on or after the Closing related to the release, use or storage of any hazardous substance attributable to any period prior to or on the Closing Date.

(h)                                 All expenses and costs, including but not limited to reasonable legal fees, paid or incurred in connection with any such indemnified Claim.

9.4                                 Indemnification by Parent.  After the Closing Date, subject to the limitations set forth in Section 9.1 hereof, the Shareholders, as well as their respective heirs, successors and assigns, shall be indemnified and held harmless by Parent and the Surviving Corporation against and in respect of any and all damage, loss, liability, cost or expense (including, unless otherwise provided herein, the reasonable fees and expenses of counsel) resulting from, or in respect of, any of the following:

(a)                                  Any misrepresentation or breach of warranty or covenant of Parent contained in this Agreement or contained in any Schedule or Exhibit to the Agreement, or any nonfulfillment of any obligation on the part of the Surviving Corporation or its Subsidiary to be performed after the Closing or Parent under this Agreement, or contained in any Schedule or Exhibit to this Agreement.

(b)                                 All Taxes of Parent or of the Surviving Corporation attributable to any period after the Closing Date.

(c)                                  Any Claim of a third party arising out of the business or operations of the Surviving Corporation after the Closing Date.

(d)                                 All expenses and costs, including but not limited to reasonable legal fees, paid or incurred in connection with any such indemnified Claim.

9.5                                 Third Party Claims.

(a)                                  Except as otherwise provided in this Agreement, the following procedures shall be applicable with respect to indemnification for third party Claims.  Promptly after receipt by the party seeking indemnification hereunder (hereinafter referred to as the “Indemnitee”) of notice of the commencement of any action or the assertion of any Claim, liability or obligation by a third party (whether by legal process or otherwise), against which Claim, liability or obligation another party to this Agreement (hereinafter the “Indemnitor”) is, or may be, required under this Agreement to indemnify such Indemnitee, the Indemnitee shall, if a claim thereon is to be, or may be, made against the Indemnitor, immediately notify the Indemnitor in writing of the commencement or assertion thereof and give the Indemnitor a copy of such Claim or process and all legal pleadings.  The Indemnitee’s failure to give timely notice as required by this Section 9.5(a) shall not serve to eliminate or limit the Indemnitor’s obligation to indemnify the Indemnitee unless such failure prejudices the rights of the Indemnitor, and then only to the extent of such prejudice.  Moreover, the Indemnitee shall have the right to take any actions or steps reasonably necessary to avoid the occurrence of any prejudice to the rights of the Indemnitee.  The Indemnitor shall have the right to assume the defense of such action with counsel of reputable standing unless with respect to such action (A) injunctive or equitable remedies have been sought therein in respect of the Indemnitee or its business or (B) such action is for an alleged amount of less than Five Thousand Dollars ($5,000); provided, that the Indemnitee and counsel to the Indemnitee shall have the right to participate in the defense of any and all Claims pursuant to the provisions of Section 9.5(b) hereof.  The Indemnitor and the Indemnitee shall reasonably cooperate in the defense of such Claims.  If the Indemnitee shall be required by judgment or a settlement agreement to pay any amount in respect of any obligation or liability against which the Indemnitor has agreed to indemnify the Indemnitee under this Agreement, the Indemnitor shall immediately pay such amount to the Indemnitee in order to enable the Indemnitee to make such payment, and otherwise shall promptly reimburse the Indemnitee in an amount equal to the amount of such payment, in either case, plus all reasonable out-of-pocket expenses (including legal fees and expenses) incurred by such Indemnitee at the specific request of the Indemnitor, as provided above, or as otherwise authorized by Section 9.5(b) hereof, in connection with such obligation or liability subject to this Section IX.  No Indemnitor, in the defense of any such Claim, shall, except with the consent of the Indemnitee, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee of a release from all liability with respect to such Claim.  In the event that the Indemnitor does not accept the defense of any matter for which it is entitled to assume such defense as provided in this Section 9.5(a), the Indemnitee shall have the full right to defend against any such Claim and shall be entitled to settle or agree to pay in full such Claim in its sole discretion.  With respect to any matter as to which the Indemnitor is not entitled to assume the defense pursuant to the terms of this Section 9.5(a), the Indemnitee shall not enter into any settlement for which an indemnification Claim will be made hereunder without the approval of the Indemnitor, which shall not be unreasonably withheld.

(b)                                 An Indemnitee shall have the right to employ its own counsel, but the fees and expenses of such counsel shall be at the expense of the Indemnitee, unless (i) the employment of such counsel shall have been authorized in writing by the Indemnitor in connection with the defense of such Claim and the Indemnitor has agreed in writing to pay such fees and expenses, or (ii) the Indemnitor shall not have employed counsel in the defense of such Claim (which counsel may be in-house counsel unless and until a lawsuit has been commenced).  In either of which events, such fees and expenses of not more than one additional counsel for the Indemnitee shall be borne by the Indemnitor.

9.6                                 Other Claims.  In the event an Indemnitee should have a claim under this Section IX against an Indemnitor that does not involve a third party Claim, the Indemnitee shall promptly give notice (the “Indemnitee Notice”) and the details thereof, including copies of all relevant information and documents, to the Indemnitor within a period of thirty (30) days following the discovery of the claim by the Indemnitee (the “Claim Notice Period”).  The Indemnitor will notify the Indemnitee within a period of twenty (20) days after the receipt of the Indemnitee Notice by the Indemnitor (the “Indemnity Response Period”) whether the Indemnitor disputes its liability to the Indemnitee under this Section IX with respect to such Claim.  If the Indemnitor notifies the Indemnitee that it does not dispute the Claim described in such Indemnitee Notice or fails to notify the Indemnitee within the Indemnity Response Period whether the Indemnitor disputes the claim described in such Indemnitee Notice, the actual damages as finally determined will be conclusively deemed to be a liability of the Indemnitor under this Section IX and the Indemnitor shall pay the amount of such damages to the Indemnitee on demand.  If the Indemnitor notifies the Indemnitee within the Indemnity Response Period that the Indemnitor disputes its liability with respect to such Claim, the Indemnitor and the Indemnitee will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within a period of thirty (30) days from the date of such notice or such longer period as may be agreed to by the parties in writing, such dispute shall be resolved by arbitration in accordance with Section 11.12 hereof.

9.7                                 Continued Liability for Indemnity Claims.  The liability of any Indemnitor hereunder with respect to claims hereunder shall continue for so long as any Claims for indemnification may be made hereunder pursuant to this Section IX and, with respect to any such indemnification Claims duly and timely made, thereafter until the Indemnitor’s liability therefor is finally determined and satisfied.

SECTION X.  DEFINITIONS

Unless the context specifically requires otherwise, capitalized terms used in this Agreement shall have the meaning specified below:

“Claim” means any action, written claim, complaint, lawsuit, written demand, suit, notice of a violation, litigation, proceeding, arbitration or other dispute noticed in writing, or otherwise, whether civil, criminal, administrative or otherwise, by any authority or Person.

“FCC” means the Federal Communications Commission (or any successor agency, commission, bureau, department or other political subdivision of the United States of America).

“FCC License” means any license, permit, approval, registration or authorization granted or issued by the FCC.

“Final Order” means an action by the FCC or the PPUC as to which:  (a) no request for stay of the action by the FCC or the PPUC, as the case may be, is pending, no such stay is in effect, and if any time period is permitted by statute or regulation for filing any request for such a stay, such time period has passed; (b) no petition for rehearing or reconsideration, or application for review, of the action is pending before the FCC or the PPUC, as the case may be, and the time permitted for filing any such petition or application has passed; (c) the FCC or the PPUC, as the case may be, does not have the action under reconsideration on its own motion and the time in which such reconsideration is permitted has passed; and (d) no appeal to a court, or request for stay by a court, of the FCC’s or PPUC’s action, as the case may be, is pending or in effect, and the deadline for filing any such appeal or request has passed.

“GAAP” means generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any governmental agency, body or instrumentality (whether federal, state, local or foreign).

“Knowledge” means knowledge of the Company.

“Investment Company” shall have the meaning ascribed to such term in the Investment Company Act of 1940, as amended.

“Lien” means any interest in property securing an obligation owed to, or claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes.  The term “Lien” includes, without limitation, reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances (including, without limitation, with respect to stock, stockholders agreements, voting trust agreements, buy-back agreements and all similar arrangements) affecting property.  For the purposes of this Agreement, the Company or a

Subsidiary shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, financing lease or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes and such retention or vesting shall be deemed to be a “Lien”.

“OSHA” means the Occupational Safety and Health Act of 1978, as amended from time to time.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust or unincorporated organization or any government or any agency or political subdivision thereof.

“PPUC” means the Pennsylvania Public Utilities Commission.

“Related Documents” means this Agreement, the Merger and the Articles of Merger, together with all related instruments and documents as the same may be amended from time to time.

“Shareholder Representative” means Gaylord Greenlee.  Parent and Surviving Corporation shall be entitled to rely upon all actions, statements and decisions of the Shareholder Representative without inquiry as to his authority to bind the Shareholders.

“Subsidiary” means BE Mobile Communications, Incorporated.

“Tax” means any federal, state, local, or foreign income, gross receipts, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated or other tax, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Return” means any tax return or other form or report required to be filed with any federal, state, local or foreign taxing authority (including but not limited to the Internal Revenue Service) with respect to any Tax.

“Taxing Authority” means any domestic, foreign, federal, national, state, provincial, county or municipal or other local government, any subdivision, agency, commission or authority thereof, exercising any taxing authority or any other authority exercising any Tax regulatory authority.

The following terms shall have the meanings assigned to them in the Sections of this Agreement referred to below:

AAA – 11.12

Acquisition Sub Common Stock - 1.10

Adjusted Merger Consideration – 1.11

Affidavit - 1.12(b)

Appointed Arbitrator - 11.12

Certificate - 1.12(b)

Closing Date - 8.1

Company Common Stock - 1.8(a)

Company Authorizations - 2.5

Dissenting Consideration – 1.11

Dissenting Shares - 1.11

Effective Date - 1.6

Employee Program - 2.21(p)(i)

Environmental Laws - 2.18(d)

Environmental Permits - 2.18(a)

ERISA - 2.21(c)

Escrow Agent - 1.12(a)

Escrow Agreement - 1.12(a)

Escrow Amount - 1.12(a)

Estimated Closing Statement – 1.9(a)

FairPoint – 11.13(a)

FairPoint Registration Statement – 11.13(a)

Final Closing Statement - 1.9(b)

Hazardous Substances - 2.18(d)

Initial Merger Consideration - 1.9(a)

IRS - 2.21(b)

Merger Consideration - 1.8(a)

Merger –Recitals

Net Cash – 1.9(a)

PA BCL - 1.1

Parent-Preamble

Payment Schedule - 1.12(a)

Presiding Arbitrator - 11.12

Properties - 2.18(b)

Proposed Closing Statement 1.9(a)

Remediation Escrow – 7.22

Remediation Escrow Agent - 7.22

Remediation Escrow Termination Date – 7.22

Right-of-Way Escrow – 7.9

Right-of-Way Escrow Agent – 7.9

Right-of-Way Escrow Termination Date – 7.9

Shareholders - Recitals

Surviving Corporation - 1.1

Surviving Corporation Common Stock - 1.10

Transfer Taxes - 7.14

SECTION XI.                      GENERAL

11.1                           Termination.

(a)                                  This Agreement may be terminated at any time prior to the Closing:

(i)                                     by mutual written consent of the parties hereto;

(ii)                                  by written notice by either the Company, on the one hand, or the Parent and Acquisition Sub, on the other hand, if there has been a material misrepresentation or breach of warranty or breach of covenant on the part of the other parties in the representations and warranties or covenants set forth in this Agreement; or

(iii)                               by written notice by either the Company or Parent if the Closing has not occurred by December 31, 2005 provided that neither the Company nor Parent will be entitled to terminate this Agreement pursuant to this subsection if its breach of this Agreement has prevented the consummation of the transactions contemplated hereby.

(b)                                 In the event this Agreement is terminated pursuant to Paragraph (a) of this Section 11.1 and the transactions contemplated hereby are not consummated, this Agreement shall be of no further force and effect, except for the provisions of Section IX hereof which shall survive such termination.

(c)                                  In the event this Agreement is terminated other than pursuant to Paragraph (a) of this Section 11.1 by Company and the transactions contemplated hereby are not consummated and within one year after the termination of this Agreement, the Company or the Shareholders shall approve a competing transaction, Company shall pay to Parent via wire or certified check an amount equal to $500,000 and Parent’s costs incurred in connection with this proposed Merger not to exceed $150,000.

11.2                           Amendments, Waivers and Consents.

FOR THE PURPOSES OF THIS AGREEMENT AND ALL AGREEMENTS, DOCUMENTS, AND INSTRUMENTS EXECUTED PURSUANT HERETO, EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH HEREIN OR THEREIN, NO COURSE OF DEALING BETWEEN THE COMPANY, THE PARENT AND ACQUISITION SUB AND NO DELAY ON THE PART OF ANY PARTY HERETO IN EXERCISING ANY RIGHTS HEREUNDER OR THEREUNDER SHALL OPERATE AS A WAIVER OF THE RIGHTS HEREOF AND THEREOF.  NO COVENANT OR OTHER PROVISION HEREOF OR THEREOF MAY BE WAIVED OTHERWISE THAN BY A WRITTEN INSTRUMENT SIGNED BY THE PARTY SO WAIVING SUCH COVENANT OR OTHER PROVISION.

11.3                           Governing Law; Consent to Jurisdiction.  THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER, AND SHALL BE CONSTRUED IN

ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

11.4                           Section Headings.  The descriptive headings in this Agreement have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provision thereof or hereof.

11.5                           Notices and Demands.  Any notice or demand which, by any provision of this Agreement or any agreement, document or instrument executed pursuant hereto or thereto, except as otherwise provided therein, is required or provided to be given shall be deemed to have been sufficiently given or served and received for all purposes three days after being sent by certified or registered mail, postage and charges prepaid, return receipt requested, or by express delivery providing receipt of delivery, to the following addresses:

If to Parent to:

FairPoint Communications, Inc.

521 East Morehead Street, Suite 250

Charlotte, NC 28202

Attention:  William Bradford

With a copy to:

FairPoint Communications, Inc.

521 East Morehead Street, Suite 250

Charlotte, NC  28202

Attention: Susan L. Sowell, Esq.

Assistant General Counsel

If to the Company to:

Bentleyville Communications Corporation

608 Main St.

Bentleyville PA 15314

Attention: James Lauffer, President

With a copy to:

Gaylord W. Greenlee, Esq.

Greenlee Derrico & Posa

30 East Beau Street

Suite 325

Washington, PA 15301-4713

or at any other address designated by any party to this Agreement to each of the other parties in writing.

11.6                           Counterparts.  This Agreement may be executed simultaneously in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute but one and the same document.

11.7                           Severability; Complete Agreement.  Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be deemed prohibited or invalid under such applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or the other provisions of this Agreement.

THIS AGREEMENT AND THE RELATED DOCUMENTS ARE INTENDED BY THE PARTIES HERETO TO BE A COMPLETE AND FINAL EXPRESSION OF THEIR AGREEMENT AND MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR OR CONTEMPORANEOUS ORAL AGREEMENT.  BY INITIALING IN THE MARGIN, THE PARTIES ACKNOWLEDGE AND AGREE THAT NO UNWRITTEN ORAL AGREEMENT EXISTS BETWEEN THEM WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT.

11.8                           Expenses.  Unless otherwise provided for in this Agreement, Parent and Acquisition Sub shall be responsible for all costs and expenses that they incur in connection with their negotiation, execution, delivery and performance of this Agreement, and the Shareholders shall be responsible for all costs and expenses including but not limited to Transfer Taxes, brokerage fees and expenses, legal, accounting and other professional expenses, and printing and mailing expenses, that they or the Company incur in connection with their negotiation, execution, delivery and performance of this Agreement.

11.9                           Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto, either in whole or in part, without the prior written consent of the other parties hereto.

11.10                     Accounting Terms.  All accounting terms used herein which are not expressly defined in this Agreement shall have the meanings given to them in accordance with GAAP.

11.11                     Parties.  Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any persons or entitles other than the parties hereto and their respective successors and permitted assigns.  Without limiting the foregoing, no third Person shall be a beneficiary of any provision of this Agreement

11.12                     Arbitration.  Any dispute, controversy or claim arising out of or relating to this Agreement not resolved by mutual agreement of Parent and the Company shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”).  In the event of such a dispute, either party may demand arbitration by written notice to the other and, within fifteen (15) days after receipt of such demand, each party shall appoint an arbitrator (each, an “Appointed Arbitrator”) who shall together agree on a third Arbitrator, failing which agreement they shall request the AAA to appoint a third and presiding arbitrator (“Presiding Arbitrator”), in accordance with the then existing rules of the AAA or any successor organization thereto.  The parties acknowledge and agree that individuals may be designated as Appointed Arbitrators by each respective party, whether or not such Appointed Arbitrators are listed on the National Panel of Arbitrators as such list is maintained by the AAA.  Any award therein shall be final and binding on the parties and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereto.  The costs of the arbitration (including, but not limited to, fees and disbursements of counsel and the Appointed Arbitrator, and the fees of the Presiding Arbitrator) shall be borne by the non-prevailing party or as otherwise determined by the Presiding Arbitrator.

11.13                     Cooperation with SEC Filings.

(a)                                  All parties understand that FairPoint Communications, Inc. (“FairPoint”), the parent company of Parent, is a publicly owned company and is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and may be required to include in its reports filed with the Securities and Exchange Commission (the “SEC”) pursuant to the Exchange Act, or in any registration statements it may file with the SEC pursuant to the Securities Act of 1933, as amended (the “Securities Act”):

(i)                                     certain reviewed consolidated financial statements of the Company;

(ii)                                  certain unaudited stub period consolidated financial statements of the Company;

(iii)                               certain pro forma financial information relating to the Company; and

(iv)                              the consent(s) of the accountants who reviewed the Company’s financial statements to the inclusion of the reviewed financial statements in such reports or registration statements of FairPoint.

(b)                                 The Company agrees to provide to FairPoint upon FairPoint’s written request, as promptly as reasonably practicable after receipt of any such written request and in any event by the delivery date reasonably specified in any such written notice, any of the items specified under clauses (i) through (iii) above that FairPoint is required under applicable SEC rules and regulations to include in a report under the Exchange Act or in a registration statement under the Securities Act, and to cause the Company’s independent certified public accountants to provide any required consent specified in clause (iv) above.  FairPoint agrees to promptly reimburse the Company for any and all expenses reasonably incurred by the Company in connection with its obligations under this Section 11.13.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as a sealed instrument as of the day and year first above written.

BENTLEYVILLE COMMUNICATIONS CORPORATION

By:	/s/ Gaylord W. Greenlee
	Name:	Gaylord W. Greenlee
	Title:	Chairman

MJD VENTURES, INC.

By:	/s/ Walter E. Leach, Jr.
	Name:	Walter E. Leach, Jr.
	Title:	Executive Vice President and Chief Financial Officer

FAIRPOINT BENTLEYVILLE CORPORATION

By:	/s/ Walter E. Leach, Jr.
	Name:	Walter E. Leach, Jr.
	Title:	Executive Vice President and Chief Financial Officer

Solely as to Section 11.13

FAIRPOINT COMMUNICATIONS, INC.

By:	/s/ Walter E. Leach, Jr.
	Name:	Walter E. Leach, Jr.
	Title:	Executive Vice President and Chief Financial Officer

EXHIBITS

Exhibit A                                               Shareholder Agreement

Exhibit B                                                 Pro Forma Calculation of the Merger Consideration, As Adjusted

Exhibit C                                                 Escrow Agreement